Exhibit 2.1

STOCK PURCHASE AGREEMENT

dated as of December 23, 2011

by and among

SunPower Corporation, as Purchaser,

Total Energie Développement SAS

and

Total Gas & Power USA, SAS, as Seller

i

ii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of December 23, 2011 (this “Agreement”), is by and among SunPower Corporation, a Delaware corporation (“Purchaser”), Total Gas & Power USA, SAS, a société par actions simplifiée organized under the laws of the Republic of France (“Seller”), and Total Energie Développement SAS, a société par actions simplifiée organized under the laws of the Republic of France (“TED”). Certain capitalized terms used herein have the meanings assigned to them in Section 1.3 and Section 8.1.

BACKGROUND

Tenesol, a French société anonyme with a share capital of €14,930,000 whose registered office is at 12/14 Allée du Levant—Parc d’Activité – 69890 La Tour-de-Salvagny, registered with the Commerce and Companies Registry of Lyon under number 344 584 818 (the “Company”), is a Subsidiary of TED as of the date hereof.

It is contemplated that prior to the closing hereunder, Seller will own all of the Company Capital Stock.

The boards of directors of each of Purchaser and Seller have determined that the Transactions would be advisable and in the best interests of their respective stockholders, and, subject to the terms and conditions set forth herein, have approved this Agreement and the Transactions.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1 Purchase and Sale.

At the Closing (a) Seller shall sell, assign and transfer to Purchaser all of the issued and outstanding shares of capital stock of the Company (the “Shares”), free and clear of all Encumbrances and (b) Purchaser shall pay and deliver, or cause to be paid and delivered, to Seller an amount equal to $165,375,000 (one hundred sixty-five million three hundred seventy five thousand United States dollars) (the “Purchase Price”). The Purchase Price shall be paid in cash at the Closing to Seller by wire transfer to a bank account of Seller the details (including full IBAN details) of which shall have been communicated to Purchaser by Seller at least five (5) Business Days prior to the Closing Date.

Section 1.2 Closing.

The closing of the Transactions (the “Closing”) shall take place upon the later of (a) closing date of the Private Placement or (b) three (3) Business Days after the satisfaction or waiver of each of the conditions set forth in Article V (except for such conditions that by their nature will be satisfied at Closing) or at such other time as the parties agree in writing. The Closing shall take place simultaneously at the offices of Jones Day, Silicon Valley and Salans, Paris or at such other location(s) as the parties agree. The date on which the Closing actually occurs is herein referred to as the “Closing Date”.

Section 1.3 Working Capital and Net Cash Adjustment.

(a) Schedule 1.3(a) sets forth an example calculation of Working Capital as of November 30, 2011, including the components thereof, on the same basis as such calculation would be required to be made in accordance with this Section 1.3 at Closing assuming the Closing occurred on such date and assuming the unaudited consolidated financial statements of the Company as of November 30, 2011 delivered to Purchaser before the date hereof have been prepared in accordance with IFRS and are accurate in all respects.

(b) Schedule 1.3(b) sets forth an example calculation of Net Cash as of November 30, 2011, including the components thereof, on the same basis as such calculation would be required to be made in accordance with this Section 1.3 at Closing assuming the Closing occurred on such date and assuming the unaudited consolidated financial statements of the Company as of November 30, 2011 delivered to Purchaser before the date hereof have been prepared in accordance with IFRS and are accurate in all respects.

(c) Purchaser shall, within 120 calendar days after the Closing Date, prepare and deliver to Seller an unaudited consolidated balance sheet of the Company as of January 31, 2012 or as the parties otherwise mutually agree (the “Closing Balance Sheet”) and: (x) a statement setting forth the calculation of the Working Capital as of the date of the Closing Balance Sheet, including the components thereof, as calculated from the Closing Balance Sheet (the “Closing Date Working Capital”), (y) a statement setting forth the calculation of the Net Cash as of the date of the Closing Balance Sheet, including the components thereof, as calculated from the Closing Balance Sheet (the “Closing Date Net Cash”), and (z) a statement setting forth the amount of the Working Capital Adjustment, if any, including all documentation necessary for Seller to verify such information. The “Working Capital Adjustment” shall be determined as follows: (i) the amount (if any) by which the Net Cash Target exceeds the Closing Date Net Cash shall constitute a shortfall that shall be paid by Seller to the Company; and (ii) the amount (if any) by which the Working Capital Target exceeds the Closing Date Working Capital shall constitute a shortfall that shall be paid by Seller to the Company in accordance with Section 1.3(e) (the “Net Working Capital Shortfall”), provided that, the amount (if any) by which the Closing Date Net Cash exceeds the Net Cash Target shall constitute an excess that shall be netted against the Net Working Capital Shortfall. The Closing Balance Sheet will be prepared on a basis consistent with the preparation of the Company’s audited consolidated financial statements as of and for the year ended December 31, 2010 and Schedules 1.3(a) and 1.3(b) and as otherwise provided therein. Following the delivery of such statements of Closing Date Net Cash and Closing Date Working Capital, and the Working Capital Adjustment, Purchaser will provide Seller and Seller’s representatives reasonable access to the books and records of the Company to the extent necessary to determine the accuracy of the Closing Balance Sheet and the statements of Closing Date Working Capital and Closing Date Net Cash, and will reasonably cooperate with Seller and its representatives in connection with their determination of the accuracy of the Closing Balance Sheet and the statements of Closing Date Working Capital, the Closing Date Net Cash and the Working Capital Adjustment.

(d) Seller will notify Purchaser in writing of any objections to the statements of Closing Date Working Capital and Closing Date Net Cash and to the Working Capital Adjustment or to the Closing Balance Sheet within 30 calendar days after Seller receives the statements of Closing Date Working Capital, the Closing Date Net Cash and the Working Capital Adjustment and the Closing Balance Sheet. If Seller does not notify Purchaser of any such objections by the end of that 30-day period, then the Closing Date Working Capital, the Closing Date Net Cash, the Working Capital Adjustment and the Closing Balance Sheet will each be considered final at the end of the last day of that 30-day period. If Seller does notify Purchaser of any such objections by the end of that 30-day period and Seller and Purchaser are unable to resolve their differences within 30 calendar days thereafter, then Seller and Purchaser will instruct their respective accountants to use commercially reasonable efforts to resolve such disputed items to their mutual satisfaction and to deliver a final statement of Closing Date Working Capital, statement of Closing Date Net Cash, Working Capital Adjustment and Closing Balance Sheet to Seller and Purchaser as soon as possible. If Seller’s accountants and Purchaser’s accountants are unable to resolve any such disputed items within 30 calendar days after the expiration of the 30-day period during which Seller and Purchaser were unable to resolve their differences, then the remaining disputed items and the value attributable to them by each of Seller and Purchaser will be submitted to an internationally recognized accounting firm mutually agreed by Purchaser and Seller (the “Closing Statements Arbiter”) for resolution, and the Closing Statements Arbiter will be instructed to determine the final Closing Date Working Capital, Closing Date Net Cash, Working Capital Adjustment and Closing Balance Sheet as soon as possible and not later than forty

(40) Business Days after his appointment. If the Parties cannot agree on an internationally recognized accounting firm independent of the parties hereto, to act as Closing Statements Arbiter or if such designated Closing Statements Arbiter is unable to conduct its mission or refuses, either Purchaser or Seller shall be entitled to request the appointment of such firm by the International Centre for Expertise in accordance with the provisions for the appointment of experts under the Rules for Expertise of the International Chamber of Commerce. The Closing Statements Arbiter will consider only those items and amounts in Seller’s and Purchaser’s respective calculations of the Closing Date Working Capital and the Closing Date Net Cash that are identified as being items and amounts to which Seller and Purchaser have been unable to agree. In resolving any disputed item, the Closing Statements Arbiter may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Closing Statements Arbiter’s determination of the Closing Date Working Capital, the Closing Date Net Cash and/or the Working Capital Adjustment, as the case may be will be based solely on written materials submitted by Seller and Purchaser (i.e., not on independent review) and on the definition of Working Capital and Net Cash and the formula for determination of the Working Capital Adjustment included herein. The determination of the Closing Statements Arbiter shall be made in writing to Seller and Purchaser and will be final, conclusive and binding upon the parties hereto pursuant to article 1592 of the French Civil Code, except in the case of manifest error (erreur grossière) by the Closing Statements Arbiter (it being specified, for the avoidance of doubt, that any determination of whether a manifest error exists shall be made pursuant to Section 8.9 (Dispute Resolution and Error)). Purchaser and Seller will not otherwise have any right to, and will not otherwise, institute any Action challenging such determination or with respect to the matters that are the subject of this Section 1.3, except that the foregoing will not preclude an Action to enforce such determination. If the Closing Statements Arbiter’s determination of the Working Capital Adjustment is closer to the amount initially asserted by Purchaser to the Closing Statements Arbiter, then Seller will pay the costs of the Closing Statements Arbiter, otherwise the costs will be borne by Purchaser. Each of Purchaser and Seller will cooperate with and assist the Closing Statements Arbiter to determine the final Closing Date Working Capital, Closing Date Net Cash and the Working Capital Adjustment.

(e) Within five (5) Business Days of the final determination of the Closing Date Working Capital, Closing Date Net Cash and the Working Capital Adjustment in accordance with this Section 1.3 and provided a Working Capital Adjustment is payable, Seller will wire transfer to the Company immediately available funds equal to the amount of such Working Capital Adjustment.

(f) As used in this Agreement, the following terms have the following meanings:

(i) “Working Capital” means the Current Assets minus the Current Liabilities (an example calculation of which, assuming the Closing occurred on November 30, 2011 and assuming the unaudited consolidated financial statements of the Company as of November 30, 2011 delivered to Purchaser before the date hereof have been prepared in accordance with IFRS and are accurate in all respects, is attached hereto as Schedule 1.3(a)).

(ii) “Net Cash” means Cash and Cash Equivalents minus the Company Indebtedness (an example calculation of which, assuming the Closing occurred on November 30, 2011 and assuming the unaudited consolidated financial statements of the Company as of November 30, 2011 delivered to Purchaser before the date hereof have been prepared in accordance with IFRS and are accurate in all respects, is attached hereto as Schedule 1.3(b)).

(iii) “Current Assets” means without duplication, the sum of the Company’s consolidated receivables (créances clients), net inventory (stocks), other receivables (autres créances) including prepaid charges, translation adjustment and deferred tax assets; all as determined in accordance with IFRS using the same method and methodologies that were used in the preparation of the Company’s audited consolidated financial statements as of and for the year ended December 31, 2010, and otherwise as described in Schedule 1.3(a).

(iv) “Cash and Cash Equivalents” means any cash and short term securities (disponibilités et valeurs mobilières de placement); all as determined in accordance with IFRS using the same method and methodologies that were used in the preparation of the Company’s audited consolidated financial statements as of and for the year ended December 31, 2010, and otherwise as described in Schedule 1.3(a).

(v) “Current Liabilities” means without duplication, the sum of the Company’s consolidated account payables (fournisseurs), social debts (dettes sociales), fiscal debts (dettes fiscales), current accounts (comptes courants), other debts (autres dettes courantes) and provision on deferred tax liabilities (impôts différés passifs); all as determined in accordance with IFRS using the same method and methodologies that were used in the preparation of the Company’s audited consolidated financial statements as of and for the year ended December 31, 2010, and otherwise as described in Schedule 1.3(a); provided that for the avoidance of doubt Company Indebtedness will not be included in Current Liabilities.

(vi) “Net Cash Target” means €25,500,000.

(vii) “Working Capital Target” means €76,000,000.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the other terms of this Agreement and except as set forth in the Disclosure Schedule (the terms of which shall be deemed to have been disclosed with respect to the specific Sections to which they are referenced but will also qualify other sections or subsections in this Article II to the extent described in the Introduction to the Disclosure Schedule) Seller represents and warrants to Purchaser on the date hereof and (as provided in Section 5.3(a)) as of the Closing Date as follows:

Section 2.1 Organization and Power.

(a) Each of Seller and the Company (a) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and (c) is qualified to do business (to the extent required by local Law) and in good standing in every jurisdiction where such qualification is required.

(b) The Company is not in violation of any of the provisions of its articles and other organizational documents, and no changes thereto are pending. Section 2.1 of the Disclosure Schedule lists (x) the officers and directors of the Company and each of its Subsidiaries, (y) the jurisdictions in which the Company and each of its Subsidiaries is qualified to do business (to the extent required by local Law) and (z) the jurisdictions in which the Company or any of its Subsidiaries has facilities, employs employees or generates revenues.

Section 2.2 Capitalization; Title to Shares; Subsidiaries.

(a) The capital stock of the Company is fourteen million nine hundred thirty thousand Euros (€14,930,000) consisting of one million four hundred ninety-three thousand (1,493,000) shares of ten (10) Euros nominal value each (the “Company Capital Stock”). The shares representing the Company Capital Stock of the Company are fully paid-up and validly issued and are not subject to any rights of first refusal, buy-out and similar rights or calls. There is no outstanding security convertible into or exchangeable for the Company Capital Stock, option, warrant or other right to purchase or subscribe to the Company Capital Stock, nor any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance or disposition of the Company Capital Stock or the issuance or disposition of any security convertible into or exchangeable for the Company Capital Stock or relating to any option, warrant or right to purchase or subscribe to the Company Capital Stock.

(b) Other than the two (2) Shares held at the date of this Agreement by the persons whose names are set out in Section 2.2(b) of the Disclosure Schedule (the “Minority Shares”), all of the Shares are as of the date of this Agreement owned by TED, and all the Shares including the Minority Shares will be at the Closing Date, owned by Seller, free and clear of all Encumbrances. Assuming Purchaser has the requisite authority to be the lawful owner of the Shares, the consummation of the transactions contemplated by this Agreement will convey to Purchaser good title to the Shares, free and clear of all Encumbrances.

(c) There are no Contracts to which the Company is a party, or by which it is bound, obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of any Company Capital Stock or obligating the Company to grant, extend, accelerate the vesting and/or waive any repurchase rights of, change the price of or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no Contracts relating to purchase or sale of any Company Capital Stock. All Company Capital Stock was issued in compliance with all applicable securities Laws.

(d) There are no stockholder agreements or other agreements or understandings relating to the voting or registration of any shares of Company Capital Stock.

(e) Neither the Company nor any of its Subsidiaries has ever adopted or maintained any stock option plan or other plan providing for equity compensation of any Person.

(f) The Company does not own or control, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any Person, or have any commitment or obligation to invest in, purchase any securities or obligations of, fund, guarantee, contribute or maintain the capital of or otherwise financially support any corporation, partnership, joint venture or other business association or entity. Section 2.1 of the Disclosure Schedule sets forth a true, correct and complete list of each Subsidiary of the Company indicating its officers and directors, the record and beneficial owner of all of its issued and outstanding shares of capital stock or other equity interests and its jurisdiction of formation together with (i) a list of the existing guarantees, comfort letters or other commitments related to financial support, issued by the Company as security for the obligations of such Subsidiary towards a third party (or, conversely, issued by such Subsidiary as security for the obligations of the Company towards a third party) and (ii) a list of all existing shareholder’s or intra-group loans made available by the Company to such Subsidiary. Each Subsidiary of the Company (1) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (2) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and (3) is qualified to do business (to the extent required by local Law) and in good standing in every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect on the Company. Each Subsidiary of the Company is not in violation of any of the provisions of its organizational documents, and no changes thereto are pending. All the outstanding capital stock or other equity interest of each Subsidiary of the Company is, to the extent applicable, duly authorized, validly issued and fully paid. There are no Contracts to which any Subsidiary of the Company is a party or by which it is bound obligating any Subsidiary of the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock or equity interest of such Subsidiary or obligating such Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such Contract.

(g) The Company is not a member of, or a participant in any partnership, joint-venture, groupement d’intérêt économique, or any other similar enterprise.

Section 2.3 Authorization; Enforceability.

Seller has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement and the consummation of the Transactions by Seller and the Company have been duly authorized by all requisite action on the part of Seller and the Company and no further action is required on the part of Seller or the Company to authorize this Agreement. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by the other parties hereto, represents the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject, to the effect of (a) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws now and hereunder in effect relating to the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

Section 2.4 Non-contravention.

(a) The execution, delivery and performance of this Agreement and the consummation of the Transactions by Seller do not and will not (1) conflict with, result in or constitute any violation of or default under (with or without notice or lapse of time, or both), or require any consent, approval or waiver from any Person in accordance with, any provision of the articles or other organizational documents of Seller, the Company or any of its Subsidiaries, (2) result in the creation of an Encumbrance on any properties or assets of the Company or any of its Subsidiaries, (3) conflict with, result in or constitute a material violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, renegotiation, modification or acceleration of any obligation or loss or modification of any benefit under, or require consent, approval or waiver from any Person in accordance with any Contract, Permit or Law applicable to the Company, any of its Subsidiaries or any of their respective properties or assets, except for those Material Contracts listed in Section 2.4 of the Disclosure Schedule which contain a change of control provision or (4) otherwise have a material and adverse effect upon the ability of the Company to consummate the Transactions.

(b) No Permit or Order of, or registration or filing with or declaration or notification to, any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the Related Agreements or the consummation of the Transactions.

Section 2.5 Financial Statements.

Section 2.5 of the Disclosure Schedule sets forth the Company’s audited consolidated balance sheets and income statement as of December 31, 2010 (the “2010 Accounts”) and its interim unaudited consolidated balance sheet and income statement as of November 30, 2011 (the “Interim Accounts”, and together with the 2010 Accounts, the “Financial Statements”). The 2010 Accounts have been prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated. The 2010 Accounts present fairly in all material respects the consolidated financial condition and results of operations of the Company and its consolidated Subsidiaries as of the dates and for the periods indicated. The Interim Accounts have been prepared in accordance with IFRS (except that they do not have notes thereto) on a basis consistent with the preparation of the Company’s audited consolidated financial statements as of and for the year ended December 31, 2010, in good faith based on the books and records of the Company and its consolidated Subsidiaries. There has been no change in the Company’s accounting policies since December 31, 2010 (the “Company Balance Sheet Date”), except as described in the Financial Statements. The aggregate amount of Company Indebtedness on November 30, 2011 is set forth in Section 2.4 of the Disclosure Schedule.

Section 2.6 Absence of Certain Changes.

(a) Since the Company Balance Sheet Date the Company and its Subsidiaries have conducted their business only in the ordinary course of business and there has not occurred any change, event or condition (whether or not covered by insurance) that, individually or in the aggregate with any other changes, events or conditions, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect on the Company

(b) Neither the Company nor any of its Subsidiaries has any liabilities that in any individual case or in the aggregate exceed €3 million, other than liabilities which (1) are reflected in the Financial Statements, (2) have arisen or were incurred after the respective dates of the Financial Statements in the ordinary course of business or (3) are otherwise disclosed or otherwise expressly addressed under this Agreement (whether in the Disclosure Schedule or pursuant to the provisions of Article VII).

Section 2.7 Litigation.

(a) There is no Action pending or, to the knowledge of Seller, threatened against the Company or any of its Subsidiaries or any of their respective assets or properties, including any Company Intellectual Property, other than Actions in the ordinary course of business, for which adequate reserves have been made in the Financial Statements, to the extent required by IFRS, or unrelated Actions for which the amount of the claim is less than €100,000; and

(b) none of the Actions referred to above, individually or when aggregated with other Actions, have or would reasonably be expected to have, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole; and (ii) there is no Order against the Company or any of its Subsidiaries or any of their respective assets or properties.

Section 2.8 Restrictions on Business Activities.

(a) There is no Contract (including covenants not to compete) or Order binding upon the Company or any of its Subsidiaries that has or could reasonably be expected to have, whether before or after consummation of the Transactions, the effect of prohibiting or impairing in any material way any current business practice of the Company or any of its Subsidiaries, any acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries, in each case, as currently conducted by the Company or any of its Subsidiaries.

(b) Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has entered into any customer or other similar Contract that includes a “most favored nations” or similar clause restricting or otherwise impacting the right of the Company or any of its Subsidiaries to sell the Company Products in any manner or terms (including pricing) or under which the Company or any of its Subsidiaries is restricted from selling, licensing or otherwise distributing any of their respective technology or products to, or from providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

Section 2.9 Intellectual Property.

(a) Section 2.9(a) of the Disclosure Schedule sets forth a complete and accurate list of all Registered Intellectual Property included among the Company-Owned Intellectual Property (the “Company Registered Intellectual Property”).

(b) All of the Company-Owned Intellectual Property is wholly and exclusively owned by the Company or one of its Subsidiaries free and clear of any options, rights, licenses, restrictions and Encumbrances.

(c) The Company and its Subsidiaries have full and valid ownership of or licenses to use rights over any Intellectual Property required to conduct their businesses as presently conducted, free and clear of any Encumbrances.

(d) The Company or one of its Subsidiaries solely and exclusively owns all right, title and interest in and to the Company Source Code, free and clear of all options, rights, licenses, restrictions or Encumbrances, and neither the Company nor any of its Subsidiaries has sold, transferred, assigned or otherwise disposed of any rights or interests therein or thereto.

(e) Section 2.9(e) of the Disclosure Schedule sets forth an accurate and complete list of all commitments pursuant to any Contract (i) to fund scientific, technical or other research or the development of any products and services, or (ii) to allocate or dedicate any resources of the Company or any Subsidiary, including personnel, buildings or any equipment, in furtherance of any scientific, technical or other research or the development of any products and services. To the extent required by IFRS, all such commitments contained in such Contracts have been accurately and adequately reserved for in the Financial Statements, in accordance with the amounts and categories set forth in the table set forth at the end of Section 2.9(e) of the Disclosure Schedule and no such Contracts contain any material off-balance sheet liabilities.

(f) Each item of Company-Owned Intellectual Property is valid and subsisting, and all necessary registration, maintenance and renewal fees have been paid in full and in due time and all necessary documents and articles in connection with such Company-Owned Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in France, or in other jurisdictions, for the purposes of maintaining such Company-Owned Intellectual Property as of the date hereof.

(g) Neither the Company nor any of its Subsidiaries is infringing or otherwise violating, or has infringed or otherwise violated, directly or indirectly, any Intellectual Property right of any Person or any Law relating to Intellectual Property, and none of them is engaging or has engaged in passing off or unfair competition or trade practices. To the knowledge of Seller, no third party infringes any Company-Owned Intellectual Property.

(h) There is no pending, nor to the knowledge of Seller, threatened litigation contesting the right of the Company and its Subsidiaries to use any of the Intellectual Property required to conduct their respective businesses as presently conducted.

(i) No Intellectual Property that is or was Company-Owned Intellectual Property has been permitted to lapse or enter the public domain.

(j) There is no Contract between the Company or any of its Subsidiaries, on the one hand, and any other Person, on the other hand, with respect to any Intellectual Property, which is subject to an Order or under which there is currently any, or to the knowledge of Seller, threatened injunction, lawsuit, proceeding, hearing, investigation, complaint, arbitration, mediation, demand, decree, or any other dispute, disagreement, litigation, action or claim regarding the scope of such Contract, or performance, passing off or unfair competition or trade practices under such Contract, including with respect to any payments to be made or received by the Company or any of its Subsidiaries thereunder.

(k) Neither this Agreement nor the Transactions will result in (1) Purchaser or the Company granting to any Person any right to or with respect to any Intellectual Property owned by, or licensed to, any of them, (2) Purchaser or the Company being bound by, or subject to, any non-competition or other material restriction on the operation or scope of their respective businesses, or (3) Purchaser or the Company being obligated to pay any royalties or other material amounts to any Person in excess of those payable by any of them, respectively, in the absence of this Agreement or the Transactions.

(l) To Seller’s knowledge, the Company and its Subsidiaries have taken all customary and commercially reasonable steps that are required to protect the Company’s and its Subsidiaries’ rights in Trade Secrets of the Company.

(m) No (1) product, technology, service or publication of the Company or any of its Subsidiaries, (2) material published or distributed by the Company or any of its Subsidiaries, or (3) conduct or statement of the Company or any of its Subsidiaries violates any Law.

(n) Except for the warranties and indemnities contained in those Contracts set forth in Section 2.9(n) of the Disclosure Schedule and warranties implied by Law, neither the Company nor any of its

Subsidiaries has given any warranties or indemnities relating to products or technology sold or services rendered by the Company or any of its Subsidiaries.

(o) No agreement relating, directly or indirectly, to any Company-Owned Intellectual Property entered into by the Company or to which the Company is a party, is terminable as a result of the consummation of the transaction contemplated by this Agreement.

Section 2.10 Taxes.

(a) “Tax” means any taxation, charge, contribution, corporate income tax, direct and indirect tax including duty, stamp duty, tax, excise tax or duty (or withholding of similar nature) or royalty whether of a fiscal, parafiscal, customs or social security nature, including the principal amount due as well as any interest or penalty or surcharge relating thereto.

“Tax Return” means any return, statement, report or mandatory form (including information returns and reports) required to be filed with respect to Taxes.

(b) The Company and its Subsidiaries have properly completed and timely filed all material Tax Returns required to be filed by them, including tax consolidation election formalities and returns, or requests for extensions to file such Tax Returns have been timely filed or granted and have not expired. All such Tax Returns are true and correct and have been completed in accordance with Law, and the Company and its Subsidiaries have paid, collected, or withheld and timely paid to the appropriate tax authority (or are duly reserved for such timely payment) all Taxes required by Law to be withheld or collected by them (whether or not shown to be due on such Tax Returns). The Company and its Subsidiaries have, at all applicable times, maintained all records in relation to Tax as they are required to maintain. Neither the Company nor any of its Subsidiaries is liable for any Taxes of any other Person as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for Tax purposes along with such other Person.

(c) The Interim Balance Sheet reflects the unpaid Taxes of the Company and any of its Subsidiaries for periods (or portions of periods) through the Interim Balance Sheet Date where required by the principles according to which such Interim Balance Sheet was prepared. Neither the Company nor any of its Subsidiaries has any liability for unpaid Taxes accruing after the Interim Balance Sheet Date, other than Taxes accruing in the ordinary course of business conducted after the Interim Balance Sheet Date. Proper provision has been made in the Interim Balance Sheet for deferred taxation in accordance with IFRS.

(d) There is (1) no claim for Taxes being asserted or that has been previously asserted against the Company or any of its Subsidiaries that has resulted in a lien against the property of the Company or any of its Subsidiaries, and there is no such lien for Taxes, other than liens for Taxes not yet due and payable or which are being contested in good faith and (2) no audit of any Tax Return of the Company or any of its Subsidiaries being conducted by any tax authority, Neither the Company nor any of its Subsidiaries has been informed by any jurisdiction that the jurisdiction may open an audit or other review of the Taxes of such entity or that the jurisdiction believes that such entity was required to file any Tax Return that was not filed, with the exception of the ongoing tax audits listed in Section 2.10(d) of the Disclosure Schedule.

(e) Neither the Company nor any of its Subsidiaries is or has ever been subject to any Taxes in the United States.

(f) Neither the Company nor any of its Subsidiaries has concluded any agreement or transaction with, or has obtained from any administrative or governmental authority any concession, ruling, forbearance, grace period, extension, refund, Tax relief, allowance, abatement or benefit in respect of Tax that is liable to be challenged or terminated as a result of the Transaction.

(g) Neither the Company nor any of its Subsidiaries is, or has been in the past seven years, a party to any transaction or arrangement under which any of them has been or may be required to pay for any asset or services or facilities of any kind an amount which was or is in excess of the market value of those assets or services or facilities or has received or will receive any payment for any asset or service or facilities of any kind that any one of them has supplied or provided or has been or are liable to supply or provide which was or is less than the market value of that asset or services or facilities.

(h) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing or Tax allocation agreement, nor does the Company or any of its Subsidiaries have any liability or potential liability to another party under any such agreement, with the exception of tax group agreements listed in Section 2.10(h) of the Disclosure Schedule.

(i) Neither the Company nor any of its Subsidiaries has, or has had (during any taxable period remaining open for the assessment of Tax by any foreign Tax Authority under its applicable statute of limitations), any place of business in any country outside the country of its organization.

Section 2.11 Employee Benefit Plans.

(a) The Company and its Subsidiaries have not entered into any profit-sharing plan (“accord de participation”), benefit plan (“plan d’interessement”), insurance coverage, medical, or health disability (“prévoyance, mutuelle et complémentaire de santé”) or pension or retirement plan (“retraite complémentaire” or “accords de retraite”) nor has the Company or its Subsidiaries undertaken to enter into any such plans, nor has the Company or its Subsidiaries entered into any stock options plan or granted any rights to acquire shares of the capital stock of the Company or its Subsidiaries to employees or undertaken to do so (all of the above being hereinafter individually or collectively referred to as an “Employee Benefit Plan” or “Employee Benefit Plans”). Neither the Company nor any of its Subsidiaries has any liability with respect to any plan of the type described in the preceding sentence other than the Employee Benefit Plans.

(b) Each Employee Benefit Plan has been and is maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and in compliance with all Laws.

(c) There is no pending or to the knowledge of Seller threatened Action in or by any court or Governmental Authority with respect to any Employee Benefit Plan (other than routine claims for benefits).

(d) All (1) insurance premiums required to be paid by the Company or any of its Subsidiaries with respect to, (2) benefits, expenses, and other amounts due and payable under, and (3) contributions, transfers, or payments required to be made to, any Employee Benefit Plan before the Closing Date will have been paid, made or accrued on or before the Closing Date.

(e) No Employee Benefit Plan provides benefits to any individual who is not either a current or former employee, director, officer or stockholder of the Company or any of its Subsidiaries, or the dependents or other beneficiaries of any such current or former employee, director, officer or stockholder.

(f) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, alone or in connection with any other event (including the termination of employment or service with Purchaser or the Company or one of its Subsidiaries following the Closing), (1) result in any payment (including severance, unemployment compensation or golden parachute) becoming due under any Employee Benefit Plan, (2) increase any benefits (including severance, deferred compensation and equity benefits) otherwise payable under any Employee Benefit Plan, (3) result in the acceleration of the time of payment or vesting of any such benefits to any extent, or (4) result in the forgiveness in whole or in part of any outstanding loans made by the Company or any of its Subsidiaries to any Person.

(g) The Financial Statements accurately reflect the Employee Benefit Plans liabilities and accruals for contributions required to be paid under those plans at the respective balance sheet date of such Financial Statements, in accordance with IFRS consistently applied.

Section 2.12 Employee Matters.

(a) Neither the Company nor any of its Subsidiaries is liable for any payment to any Governmental Authority with respect to unemployment compensation benefits, workers compensation, social security or other benefits or obligations for employees (other than in accordance with Law or routine payments to be made in the ordinary course of business). There are no claims pending against the Company or any of its Subsidiaries for unemployment compensation benefits or for long term disability. No person currently or previously employed by the Company or any of its Subsidiaries or subcontracted by one of them has been involved in an accident in the course of such employment or subcontracting that would have caused other than minor injury resulting in a complete work disability of less than six (6) days. There have been no claims (settled or unsettled) in connection with occupational injury, accident, illness against the Company or any of its Subsidiaries by any employee or subcontractor.

(b)(i) No liability has been incurred by the Company or any of its Subsidiaries for breach of employment Contracts or consulting Contracts to which the Company or any of its Subsidiaries is a party, nor (ii) has any liability been incurred for severance, unemployment compensation, golden parachute, bonus or otherwise accruing from the termination of any employment Contracts and consulting Contracts in each case to the extent that such liability exceeds the mandatory amount provided for under Law. No claims have been made for discrimination or sexual or other harassment, nor are any such claims threatened or pending.

(c) Section 2.12(c)(i) of the Disclosure Schedule sets forth a true, correct and complete list of employment Contracts of the employees party thereto (“Key Senior Managers”) and key consulting Contracts to which the Company is a party or by which the Company or any of its Subsidiaries is bound, copies of which have been previously provided to Purchaser, or copies of models of which (and consistent in all material respects therewith) have been previously provided to Purchaser. Section 2.12(c)(ii) of the Disclosure Schedule sets forth a list of all collective bargaining agreements already in force or currently being negotiated at the Company or any of its Subsidiaries. There is no labor dispute, strike or work stoppage against the Company or any of its Subsidiaries pending now.

(d) Section 2.12(d) of the Disclosure Schedule is a true, correct and complete list of the positions, date of commencement of employment and rates of compensation of all employees (regular, temporary, indefinite-term, part-time or otherwise), of the Company or any of its Subsidiaries (“Workers”), showing each such person’s position, bonuses and fringe benefits for the current fiscal year and the most recently completed fiscal year, severance or termination payment obligations payable in excess of mandatory Law. No Key Senior Manager of the Company or any of its Subsidiaries has given notice to the Company or any of its Subsidiaries of such Key Senior Manager’s termination of employment or other contractual relationship with the Company or such Subsidiary. To the knowledge of Seller, no such employee has given written notice of its intention to terminate his or her employment with the Company or any of its Subsidiaries.

(e) There are no material written personnel manuals, handbooks, policies, rules or procedures currently in effect applicable to any employee of the Company or any of its Subsidiaries, other than those set forth in Section 2.12(e) of the Disclosure Schedule, true and complete copies of which have heretofore been provided to Purchaser.

(f) The Company and each of its Subsidiaries has complied in all material respects with all Laws in respect of labor and employment and social security (including those related to hiring and employment formalities, terms and conditions of employment, compensation, working time, health and safety, employee representation, lending of personnel (prêt de main d’oeuvre), and nondiscrimination in employment).

(g) There are no claims, disputes, grievances, or controversies pending or, to the knowledge of Seller, threatened, involving any Worker, group of Workers, or individual. There are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual orientation, disability or veteran status) pending or, to the knowledge of Seller, threatened against the Company or any of its Subsidiaries pertaining to any Worker.

(h) Neither the Company nor any of its Subsidiaries has at any time taken any action that would constitute a dismissal for economic reasons, a mass layoff, or a plant closing resulting in the termination of 10 or more employees under the same reduction in force plan.

(i) There is no employment status claim pending or, to the knowledge of Seller, threatened, from any person working or having worked under a non-employment status for the Company or any of its Subsidiaries.

(j) Neither the Company nor any Subsidiary employs or has employed any individual in the United States or any of its territories.

(k) The Company and each of its Subsidiaries subject thereto complies and has complied, in all material respects, with the French Law No. 78-17 of January 6, 1978 on information technology, data and freedom”, as well as all other Laws and contractual obligations relating to the collection, use and disclosure of personal data, including Laws relating to maintaining data bases with personal data.

Section 2.13 Related Party Transactions.

Neither Seller, nor any officer or director, has or has had, directly or indirectly, (a) any interest in any third party which furnished or sold, or furnishes or sells, services, products or technology that the Company or any of its Subsidiaries furnishes or sells, (b) any interest in any third party that purchases from or sells or furnishes to the Company or any of its Subsidiaries any goods or services or (c) any interest in any Contract to which the Company or any of its Subsidiaries is a party; provided, however, that ownership of no more than one percent of the outstanding voting stock of a publicly traded company shall not be deemed to be an “interest in any entity” for purposes of this Section 2.13.

Section 2.14 Insurance.

Section 2.14 of the Disclosure Schedule sets forth a true, correct and complete list of all policies of insurance and indemnity bonds issued at the request or for the benefit of the Company or any of its Subsidiaries, all of which are in full force and effect. There is no material claim pending under any of such policies or bonds. The Company and each of its Subsidiaries benefiting therefrom is in material compliance with the terms of such policies and bonds. To the knowledge of Seller, there is no threatened termination of, or material premium increase with respect to, any of such policies or bonds.

Section 2.15 Compliance with Laws; Certain Business Practices.

(a) The Company and each of its Subsidiaries has complied in all material respects with, is not in material violation of, and has not received, nor to the knowledge of Seller is there any Basis for, any notices of material violation with respect to, any Laws or Permits with respect to the conduct of its business, or the ownership or operation of its business. No event has occurred, and no condition or circumstance exists, that is likely (with or without notice or lapse of time or both) to constitute, or result directly or indirectly in, a default under, a material breach or violation of, or a failure to comply with, any Laws or Permits with respect to the conduct of the business of the Company or any of its Subsidiaries or the ownership or operation of the Company or any of its Subsidiaries. The Company or a Subsidiary of it owns or possesses all material Permits that are necessary to conduct the business of the Company and its Subsidiaries as presently conducted.

(b) Neither the Company nor any Subsidiary, nor any director, officer, employee, agent or other Person acting on behalf or for the benefit of the Company or any Subsidiary, has made, given or offered, directly or indirectly, any unlawful financial or other advantage, contribution, gift, bribe, payoff, kickback or unlawful payment to any French, U.K., U.S. or foreign government official or employee, or taken any other action, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, applicable French Law in relation to anti-corruption matters, including the French Anti-Corruption Act no. 2007-1598 of November 13, 2007, the OECD Convention on Combating Bribery of Foreign Public Officials in Business Transactions of 1997 (the “OECD Convention”), and any Law implementing the OECD Convention, or any other applicable anti-bribery or anti-corruption Law.

(c) Neither the Company nor any Subsidiary, nor any director, officer, employee, agent or other Person acting on behalf or for the benefit of the Company or any Subsidiary, has directly or indirectly (i) given or agreed to give any corrupt payment, gift, financial or other advantage, or similar benefit to any customer or supplier of the Company or any Subsidiary, or to any employee of any Governmental Authority; (ii) paid, offered, promised, authorized or agreed to give, any monies, gift, financial or other advantage, or other thing of value or benefit to (a) any official or employee of any Governmental Authority (including an official or employee of any public international organization or of any business or enterprise owned or partially owned by a Governmental Authority), (b) any political party, or any employee or other Person acting on behalf thereof, or (c) any candidate for a political position or any political subdivision, in each case for the purpose of improperly influencing any act or decision of any such Person described in clauses (a)-(c) (including a decision to not comply with any official duties), inducing any such Person described in clauses (a)-(c) to act or fail to act in violation of his/her legal duties, or inducing the improper performance of a relevant function or activity, or causing any such Person described in clauses (a)-(c) to influence any act or decision of any Governmental Authority in order to obtain or retain business, or an advantage in the conduct of business, or direct business toward any Person; (iii) given or agreed to give any corrupt payment, gift, financial or other advantage, or similar benefit to any other Person who is or may be in a position to help or hinder the Company or any Subsidiary or assist the Company or any Subsidiary in connection with any actual or, the knowledge of Seller, any proposed transaction relating to their respective businesses; or (iv) solicited, accepted or received any monies, payment, gift, financial or other advantage, or similar benefit, from any Person described above, for any improper purpose. Each transaction in connection with the Company or any Subsidiary is properly and accurately recorded on the books and records of the Company and such Subsidiary, and each document upon which entries in the Company’s or any Subsidiary’s books and records are based is complete and accurate in all material respects.

(d) Section 2.15(d) of the Disclosure Schedule sets out a list of all grants or subsidies from any Governmental Authority of which the Company or its Subsidiaries are beneficiaries and of which the amount thereof is greater than €25,000 per grant or subsidy. To the extent required by IFRS, all grants or subsidies from any Governmental Authority of which the Company or its Subsidiaries are beneficiaries are accurately reflected in the Financial Statements for the applicable periods thereof.

(e) None of the Company nor any of its Subsidiaries or any of their respective officers or employees is currently sanctioned under any of the Sanctions and Export Control Laws, or is located in a Sanctioned Country.

(f) During the past five years, there have been no contracts, agreements or other transactions between the Company and its Subsidiaries or any of their respective officers or employees acting in those capacities, on the one hand, and any Sanctioned Country or any territory, person, or entity sanctioned under any of the Sanctions and Export Control Laws or any person or entity in those Sanctioned Countries or territories, on the other hand, except in each case to the extent that such contract, agreement or other transaction complies with applicable Law.

(g) Neither the Company nor any of its Subsidiaries or any of their respective officers or employees acting in those capacities has received any written or other notice or been charged with the violation of any Sanctions and Export Control Laws, or is under investigation with respect to the violation of any Sanctions and Export Control Laws.

Section 2.16 Minute Books.

The minute books of the Company and its Subsidiaries are properly maintained in accordance with all applicable Law. The minute books of the Company and the French Subsidiaries are accurate and complete in all material respects and in the possession of the relevant entity, and the minute books of the other Subsidiaries reasonably reflect the necessary corporate activity of such Subsidiaries as required by Law and such minute books are in the possession of the relevant entity.

Section 2.17 Customers.

Section 2.17 of the Disclosure Schedule sets forth a list of the top 10 customers of each business unit of the Company (the “Customers”). No Customer has canceled or otherwise terminated its relationship with the Company or any of its Subsidiaries, and, to the knowledge of Seller, no Customer has given written notice of its intention to cancel or otherwise terminate its relationship with the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has (a) received any notice or other communication from any Customer that such customer will not continue as a customer of the Company, its Subsidiaries or Purchaser after the Closing or that such customer has given written notice of its intention to terminate or materially modify existing Contracts with the Company, its Subsidiaries or Purchaser or (b) received any written complaint regarding the Company’s or its Subsidiaries’ products or services.

Section 2.18 Material Contracts.

(a) Set forth in Section 2.18 of the Disclosure Schedule, is a list of all Contracts (the “Material Contracts”) to which, as of the date of this Agreement, either Company or any of its Subsidiaries is a party or beneficiary (other than employment contracts, usual utility contracts (e.g., telephone, electricity, etc.), commercial leases and insurance policies and

(i) which have been entered into since January 1, 2009 with suppliers and/or clients and involving, in each case, costs or revenue for a total amount greater than €2,000,000 for any given fiscal year (in the event the contract is performed in France) or greater than €1,000,000 for any given fiscal year (in the event the contract is performed outside of France) for the avoidance of any doubt, it is hereby acknowledged that the €2,000,000 and €1,000,000 thresholds will be appreciated on a contract by contract basis to determine whether the foregoing amounts have been exceeded and that a series of contracts entered into with the same supplier/client will not be deemed to constitute one single contract for the purpose of determining whether the foregoing amounts have been exceeded;

(ii) which are fixed-term contracts, the remaining term of which exceeds thirty-six (36) months and which by its terms involve, in each case, costs or revenue for a total amount greater than €1,000,000 in 2010, 2011 or for any given fiscal year of the remaining term;

(iii) which relate to any governmental (including regional or departmental) or supra-governmental subsidies or grants, relating to photovoltaic activities and exceeding €25,000 per subsidy or grant;

(iv) existing guarantees, comfort letters or other commitments related to financial support, which have been duly authorized by the Company, issued by the Company as security for the obligations of such Subsidiary towards a third party (or, conversely, issued by such Subsidiary as security for the obligations of the Company or any of its Subsidiaries towards a third party);

(v) any research and development Contracts;

(vi) any Contract relating to the disposition or acquisition of assets material to the business (except for the sale of products in the ordinary course of business and the sale of the Excluded Assets) or any interest in any business enterprise;

(vii) any Contract which has been entered into since January 1, 2007 with any Governmental Authority other than with respect to tender offers or purchase orders less than €1,000,000;

(viii) any Contract that requires the Company to purchase its total requirements of any product or service from a third party or that contain minimum volume commitments or “take or pay” provisions;

(ix) any Contract relating to the settlement of any Action;

(x) under which the Company or any of its Subsidiaries is lessee or user of real property and for which the annual rent is greater than €100,000; or

(xi) which impose competition limitations or restrictions on the Company or any of its Subsidiaries under French Law, European Union Law, or any other applicable Law containing covenants of the Company or any of its Subsidiaries (a) not to compete in any geographical area, or (b) which grants to any third party any exclusivity with respect to any geographic territory, any customer, or any product or service.

(b) All of the Material Contracts are legal, valid and binding obligations of the Company and its Subsidiaries and to the best knowledge of Seller, the other parties thereto, in full force and effect and, each Material Contract will continue to be legal, valid and binding obligations of each of the Company and its Subsidiaries and, to the best knowledge of Seller, the other parties thereto, in full force and effect after Closing. There does not exist under any Material Contract any event of default or event or condition that, after notice or lapse of time or both, would constitute a material violation, breach or event of default thereunder on the part of the Company and its Subsidiaries or, to the best knowledge of Seller, any other party thereto. Neither Seller nor either of the Company and its Subsidiaries has received any written notice, or to Seller’s knowledge, any other notice, of the intention of any party to terminate any Material Contract.

Section 2.19 Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) The Company or one of its Subsidiaries has good title to, or, in the case of leased or licensed properties and assets, effective leasehold or license interests in, all tangible properties and assets, real, personal and mixed, necessary and used by them in their business, free and clear of any material Encumbrances.

(c) The assets and properties owned, leased or licensed by the Company or its Subsidiaries which are necessary and used in their business are in good condition and repair in all material respects (subject to normal wear and tear).

(d) All payments required to be made by the Company pursuant to the real property that is taken by it on lease or license have been duly paid and the Company is not in default in performing any of its material obligations under any Contract with respect to such real property.

(e) The Company has not sub-leased or sub-licensed, or otherwise granted to any Person, the right to use or occupy any real property.

(f) All construction work carried out by the Company or any of its Subsidiaries has been completed in compliance with all applicable administrative authorizations and the applicable regulations; all sums, including taxes, duties or contributions due by reason of the construction, or the letting of the properties, which were required to be paid prior to the date hereof, have been fully paid.

Section 2.20 Environmental Matters.

(a) Each of the Company and its Subsidiaries possesses all environmental approvals, declarations, consents or permits (collectively, “Environmental Permits”) necessary, as the case may be, to the conduct of their activities as presently conducted.

(b) Each of the Company and its Subsidiaries has complied in all material respects with, is not in material violation of, and has not received any notices of material violation with respect to, any Laws in relation with the protection of the environment or Environmental Permits.

(c) The consummation of this Agreement will not lead to the reconsideration, modification, or alteration of any right under or withdrawal of any Environmental Permit possessed by the Company or by any of its Subsidiaries.

(d) No event has occurred, and no condition or circumstance exists, that is likely (with or without notice or lapse of time or both) to constitute, or result directly or indirectly in, a default under, a material breach or violation of, or a failure to comply, in any material way, with, any Laws in relation with the protection of the environment or Environmental Permits with respect to the conduct or operation of its activities.

(e) Neither the Company nor any of its Subsidiaries has received any complaint, notice, injunctions, demand from any Governmental Authority or, to the knowledge of Seller, from any third party alleging any private nuisance, harm to the environment or property right infringement on environmental, health and safety or public health grounds.

(f) To the knowledge of Seller, the Company and each of its Subsidiaries have complied in all material ways with all applicable Laws and Environmental Permits in relation with the protection of the environment including in respect of the disposal of all waste generated in connection with the conduct or operation of their activities at its sites, whether owned or leased, or at any third party’s properties.

Section 2.21 Product Warranty.

Each of the Company and its Subsidiaries complies and has complied in all material respects with its obligations to satisfy warranty claims. Set forth in Section 2.21 of the Disclosure Schedule is a copy of the standard terms and conditions of sale and lease for the Company and the Subsidiary (including applicable guarantee, warranty and indemnity provisions). No Company Product manufactured, sold, leased or delivered by either the Company or any of its Subsidiaries is subject to any guarantee, warranty or other indemnity beyond the applicable standard terms and conditions of sale and lease shown in Section 2.21 of the Disclosure Schedule.

Section 2.22 Brokers and Finders.

No Person has acted as a broker, finder or financial advisor for Seller or the Company and its Subsidiaries in connection with the negotiations relating to the Transactions, and no Person is entitled to any fee or commission or similar payment in respect thereof from the Company, Purchaser or any of their respective Affiliates based in any way on any agreement, arrangement or understanding made by or on behalf of Seller or the Company.

Section 2.23 Absence of Anti-Trust Liabilities.

Neither the Company nor its Subsidiaries is in respect of their past and current business subject to any order of or investigation by, or has received any request for information under competition or trade regulation law in relation to matters which are still current and, the Company and its Subsidiaries are in respect of their past and current business in compliance in all material respects with all applicable competition and trade regulation laws, regulations or orders issued under any such laws, and there is no fact likely to give rise to such an order, investigation or request.

Section 2.24 No Other Warranties.

Seller does not make any representations or warranties to Purchaser other than those specifically provided in this Article II. In particular, Seller does not make any representations or warranties to Purchaser with respect to financial forecasts, nor to the profitability or the future results of the Company or its Subsidiaries. For the avoidance of doubt, nothing in this Section 2.24 is intended to limit or otherwise modify the representations and warranties made in this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller and the Company on the date hereof and (as provided in Section 5.2(a)) as of the Closing Date as follows:

Section 3.1 Organization and Power.

Purchaser (a) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and (c) is qualified to do business (to the extent required by local Law) and is in good standing in every jurisdiction where such qualification is required.

Section 3.2 Authorization; Enforceability.

Purchaser has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement and the consummation of the Transactions by Purchaser have been duly authorized by all requisite action and no further action is required on the part of Purchaser to authorize this Agreement. This Agreement has been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by the other parties hereto, represents the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the effect of (a) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws now and hereunder in effect relating to the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

Section 3.3 Non-contravention.

(a) The execution, delivery and performance of this Agreement and the consummation of the Transactions by Purchaser do not and will not (1) conflict with, result in or constitute any violation of or default under (with or without notice, lapse of time or both), give rise to a right of termination, cancellation, renegotiation, modification or acceleration of any obligation or loss of any benefit under or require consent, approval or waiver from any Person in accordance with any provision of the organizational documents of Purchaser, (2) conflict with, result in or constitute a material violation of or default under (with or without notice, lapse of time or both), give rise to a right of termination, cancellation, renegotiation, modification or acceleration of any obligation or loss or modification of any benefit under or require consent, approval or waiver from any Person in accordance with any Contract, Permit or Law applicable to Purchaser, or (3) otherwise have an adverse effect upon the ability of Purchaser to consummate the Transactions.

(b) No Permit or Order of, or registration or filing with or declaration or notification to, any Governmental Authority is required by or with respect to Purchaser in connection with the execution, delivery and performance of this Agreement or the Related Agreements or the consummation of the Transactions.

Section 3.4 Absence of Litigation.

There is no Action pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its Affiliates or any of their respective assets or properties in respect of the proposed Transactions; there is no Order against Purchaser or any of its Affiliates or any of their respective assets or properties in respect of the proposed Transactions.

Section 3.5 Brokers and Finders.

No Person has acted as a broker, finder or financial advisor for Purchaser or its respective Affiliates in connection with the negotiations relating to the Transactions, and no Person is entitled to any fee or commission or similar payment in respect thereof from Seller or any of its respective Affiliates based in any way on any agreement, arrangement or understanding made by or on behalf of Purchaser or its Affiliates.

ARTICLE IV

ADDITIONAL AGREEMENTS

Section 4.1 Conduct of Business of the Company.

From the date hereof until the earlier of the termination hereof and the Closing Date:

(a) Seller shall procure that the Company and each of its Subsidiaries conduct its business in the usual, regular and ordinary course, en bon père de famille and in substantially the same manner as heretofore conducted (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Purchaser);

(b) Seller shall procure that the Company and each of its Subsidiaries (1) pay all of its debts and Taxes when due, except to the extent such debts or Taxes are being contested in good faith by appropriate proceedings and for which adequate reserves according to IFRS have been established, (2) pay or perform its other obligations when due, and (3) uses commercially reasonable efforts consistent with past practice to (A) preserve intact its present business organizations, and (B) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it;

(c) Seller shall use commercially reasonable efforts to procure that the Company shall have delivered or made available to Purchaser correct and complete copies of each Contract in effect between the Company and any foreign sales agent or foreign sales representative thereof to the extent such Contracts have not previously been provided to Purchaser; and

(d) Seller shall procure that the Company and each of its Subsidiaries, promptly notify Purchaser (1) of any change, occurrence or event not in the ordinary course of business of the Company and its Subsidiaries, and (2) of any change, occurrence or event which, in respect of either (1) or (2) above, individually or in the aggregate with any other changes, occurrences and events, could reasonably be expected to have a Material Adverse Effect on the Company or which is reasonably likely to cause any of the conditions in Article V not to be satisfied.

Section 4.2 Restrictions on Conduct of Business of the Company.

Without limiting the generality or effect of Section 4.1, from the date hereof until the earlier of the termination hereof and the Closing, Seller shall procure that neither Company nor any of its Subsidiaries, cause or permit any of the following (except to the extent expressly provided otherwise herein, as expressly consented to in writing by Purchaser or as required by applicable Law (in which case Seller will notify Purchaser before taking any such action)):

(a) Cause or permit any amendments to its organizational documents;

(b) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its issued capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock;

(c) Terminate or amend any Material Contract otherwise in accordance with its current terms or enter into any Material Contract not in the ordinary course of business or enter into any Contract with warranty or indemnity provisions which are inconsistent with the standard terms set forth in Section 2.21 of the Disclosure Schedule;

(d) Issue or grant any securities or agree to issue or grant any securities;

(e) Other than in the ordinary course of business, hire or terminate the employment or engagement of any employees, consultants or independent contractors; enter into, or extend the term of, any employment or consulting Contract with any Person; or increase the salaries, wage rates or fees of any employees, consultants or independent contractors;

(f) Make any loans or advances to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances, other than advances to employees and consultants for travel and other expenses in the ordinary course of business;

(g) Sell, lease, license or otherwise dispose of or create, extend, grant or issue any Encumbrance over any of its properties or assets (other than in the ordinary course of business in connection with the license or sale of any of the Company’s products or services to customers;

(h) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(i) Enter into any operating lease pursuant to which the Company’s aggregate obligations exceed €250,000;

(j) Pay, discharge or satisfy, in an amount in excess of €500,000 in any one case or €1,000,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise arising otherwise than in the ordinary course of business and not in violation of this Agreement), other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Financial Statements, including Company Indebtedness and upon prior notice to Purchaser;

(k) Make any capital expenditures or commitments, capital additions or capital improvements or enter into any capital leases except currently budgeted amounts not to exceed €100,000 per project or series of related projects;

(l) Reduce the amount of any insurance coverage provided by existing insurance policies;

(m) Adopt any employee or compensation benefit plan, including any share purchase, share issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required by Law, or pay any special bonus or special remuneration to any employee or non-employee director (other than payments that are triggered by the Transactions and/or that are disclosed in the Disclosure Schedule), or increase the salaries or wage rates of its employees other than in the ordinary course of business, or add any new non-employee members to the board of directors or similar governing body of the Company or any of its Subsidiaries;

(n) Grant any severance or termination pay to any Person or amend or modify any existing severance or termination agreement with any Person, other than in the ordinary course of business;

(o) Commence an Action other than (1) for the routine collection of bills or (2) in such cases where it in good faith determines that failure to commence an Action would result in the material impairment of a valuable aspect of its business, provided that in respect of (2) above Seller consults with Purchaser to the extent practicable before the filing of such Action;

(p) Acquire or agree to acquire by merging or consolidating with, or by purchasing the assets of, or by any other manner, any business or any company, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business other than in the ordinary course of business;

(q) Make any change in accounting or Tax principles, practices or policies from those utilized in the preparation of the Financial Statements, make any write-off or write-down of or made any determination to write-off or write-down any of its assets and properties, or make any material change in its general pricing practices or policies or any material change in its credit or allowance practices or policies;

(r) Make or change any election in respect of Taxes, file any amendment to a Tax Return, enter into any closing agreement in respect of Taxes, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or

(s) Take or agree in writing or otherwise to take, any of the actions described in the foregoing clauses of this Section 4.2, or any action which could reasonably be expected to make any of Seller’s representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent Seller from performing in all material respects or cause Seller not to perform in any material respect one or more covenants required hereunder to be performed by it.

Section 4.3 Post-Signing Actions.

(a) Immediately following the execution of this Agreement Seller, shall take such steps as are necessary to transform the Company from a société anonyme to a société par actions simplifiée form of company under French law, and undertake such other regularizations of the Company’s situation as are described therein. Such transformation shall be approved by Seller in its capacity as shareholder of the Company as promptly as practicable after the date hereof and in any event prior to the Closing Date.

(b) Immediately following the execution of this Agreement, Seller shall take such steps as are necessary to cause the Company to acquire from Seller Seller’s Carling module assembly subsidiary (“Total Solaire France”) which shall have been capitalized with at least €10 million in net assets, and otherwise on the terms set forth in Schedule 4.3(b) hereto. Such acquisition shall have been completed and become effective as promptly as practicable after the date hereof and in any event prior to the Closing Date.

(c) Immediately following the execution of this Agreement, Seller shall make commercially reasonable efforts to cause the liabilities of the Company in respect of the Excluded Assets, as described in Schedule 4.3(c), to be transferred out of the Company (the “Other Overseas Liabilities”).

(d) Immediately following the execution of this Agreement, Seller shall take such steps as are necessary to acquire the Shares from the holders thereof. Such acquisition shall be completed as promptly as practicable after the date hereof and in any event prior to the Closing Date.

Section 4.4 Access to Information.

(a) Until the earlier of the termination of this Agreement and the Closing Date, Seller shall procure that (1) the Company will afford Purchaser and its accountants, counsel and other representatives reasonable access during normal business hours to (A) all of the properties, books, contracts, commitments and records of the Company and its Subsidiaries and (B) all other information concerning the business, intellectual property, properties and personnel of the Company and its Subsidiaries as Purchaser may reasonably request, and (2) the Company will provide to Purchaser and its accountants, counsel and other representatives true, correct and complete copies of internal financial statements promptly upon request.

(b) Subject to Law, until the earlier of the termination of this Agreement and the Closing Date, Seller shall procure that the Company will cause the officers, counsel or other representatives or it and its Subsidiaries to promptly notify Purchaser of, and to confer from time to time as requested by Purchaser with one or more representatives of Purchaser during ordinary business hours to discuss, any material changes or developments in the operational matters of the Company and its Subsidiaries and the general status of the ongoing business and operations of the Company and its Subsidiaries. If Purchaser requests further information or investigation of the Basis of any potential violations of Law, including Laws related to export control and the Foreign Corrupt Practices Act, Seller shall procure that the Company shall cooperate with such request and shall make available any personnel or experts engaged by the Company necessary to accommodate such request.

(c) No information or knowledge obtained in any investigation in accordance with this Section 4.4 will affect or be deemed to modify any representation or warranty contained herein, the conditions to the obligations of the parties hereto to consummate the Transactions or any party’s rights hereunder (including rights under Article VII).

(d) After the Closing Date, Purchaser shall grant to Seller, and shall procure that the Company shall grant to Seller, reasonable co-operation, access (including the right to take copies at Seller’s own cost), and staff assistance, as needed, during normal business hours and after a reasonable prior notice has been given by Seller and the Company and its Subsidiaries, with respect to books of account, books, records, accounts, other financial data, or records relating to the business, employees, tax matters or operations of the Company relating to the Company (the “Records”) prior to the Closing Date, as may be necessary for Seller (i) to prepare its tax returns and financial statements or (ii) to manage and handle its tax or social security audits or investigations. The foregoing undertakings will survive until the later of (i) the expiry of a period of two (2) years from the Closing Date (plus any additional time during which Seller has been advised that there is an on-going tax or social security (or equivalent) audit with respect to periods prior to the Closing, or such period is otherwise open to assessment) or (ii) the expiry of the applicable statutory period to retain the Records, and to the extent that it will not interfere with the disclosing party’s conduct of its business. Purchaser (on behalf of the Company and Subsidiaries) agrees to keep the Records reasonably accessible, and not to destroy or otherwise dispose of the Records for the duration provided for in the previous sentence without the prior written consent of Seller (which shall have the opportunity to remove and retain any of the Records or copies thereof at its own costs).

Section 4.5 Confidentiality.

The parties acknowledge that Purchaser and Seller executed a mutual nondisclosure agreement dated August 2, 2011 (the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms.

Section 4.6 Public Announcements.

No party hereto shall, nor shall they permit their respective stockholders, officers, counsel, advisors, employees and any other representatives to, issue or cause the publication of any press release or other disclosure with respect to this Agreement or the Transactions without prior approval of the other party hereto, except as and to the extent disclosure is required by the Company’s stockholders to their respective Tax or financial advisors for purposes of complying with such stockholders’ Tax obligations or other reporting obligations under Law (including stock exchange regulations) arising out of the Transactions.

Section 4.7 Consents; Cooperation; Use of Names.

(a) Purchaser and Seller will take commercially reasonable actions necessary to (1) comply promptly with all legal requirements which may be imposed on it with respect to the consummation of the Transactions, (2) promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the Transactions, and (3) obtain (and cooperate with the other parties hereto in obtaining) any consent, approval, Order or authorization of, or any registration, declaration or filing with, any Person, required to be obtained or made in connection with the Transactions.

(b) As soon as reasonably practicable after the Closing Date, but in any event no later than one hundred and eighty (180) days from the Closing Date, Purchaser shall cause the Company and its Subsidiaries to remove or cover the name “Total” and any trademarks, trade names, brandmarks, brand names, trade dress or logos relating to such name from all signs, billboards, advertising materials, telephone listings, labels, stationery, office forms, packaging or other materials of the Company and its Subsidiaries. Purchaser shall not otherwise permit the Company or any of the Subsidiaries to use such names or any trademark, trade name, brandmark, brand name, trade dress or logo relating to or confusingly similar to such names in connection with their businesses.

Section 4.8 No Solicitation.

From the date hereof until the earlier of the termination of this Agreement pursuant to its terms and the Closing Date, Seller shall not, and shall procure that the Company will not and will cause the officers, directors, employees, financial advisors, representatives, agents and Affiliates of Seller and the Company not to, directly or indirectly, (a) solicit, initiate, facilitate, seek, entertain, encourage or support any inquiry, proposal or offer from any Person (other than Purchaser) in respect of an Acquisition Transaction; (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Purchaser) in respect of an Acquisition Transaction; or (c) accept any proposal or offer from any Person (other than Purchaser) in respect of an Acquisition Transaction. Upon execution of this Agreement, Seller shall, and procure that the Company will, and will cause the officers, directors, employees, financial advisors, representatives, agents and Affiliates of Seller and the Company to, immediately cease and cause to be terminated any existing direct or indirect discussions with any Person (other than Purchaser) that are in respect of an Acquisition Transaction. From the date hereof until the earlier of the termination of this Agreement pursuant to its terms and the Closing Date, Seller shall, and procure that the Company will, and will cause the officers, directors, employees, financial advisors, representatives, agents and Affiliates of Seller and the Company to, promptly (and in no event later than 24 hours after receipt thereof) notify Purchaser orally and in writing of any proposal, offer, inquiry or notice concerning an Acquisition Transaction or that would reasonably be expected to lead to a proposal relating to any Acquisition Transaction, or any request for information from a Person in respect of an Acquisition Transaction or that would reasonably be expected to lead to a proposal relating to any Acquisition Transaction (including the identity of the Person making or submitting such proposal, offer or request, and the material terms thereof (including a copy of any written proposal, offer or request)) that is received by Seller, or representative of Seller. Seller shall, and procure that the Company will keep Purchaser informed on a reasonably current basis (and, in any event, within 24 hours) of the status and details of any material modifications to any such proposal, offer or request. “Acquisition Transaction” means any transaction involving (1) the sale, license, disposition or acquisition of all or a substantial portion of the business or assets of the Company or any of its Subsidiaries; (2) the issuance, disposition or acquisition of (A) any shares or other equity security of the Company or any of its Subsidiaries (B) any option, call, warrant or right (whether or not immediately exercisable) to acquire any shares or other equity security of the Company or any of its Subsidiaries, or (C) any security, instrument or obligation that is or may become convertible into or exchangeable for any shares or other equity security of the Company or any of its Subsidiaries; or (3) any merger, consolidation, share exchange, business venture, joint venture, reorganization, recapitalization or similar transaction involving the Company that if consummated would result in any Person (other than Purchaser) beneficially owning 10 percent or more of any class of shares in the capital of the Company or any of its Subsidiaries.

Section 4.9 Notification.

From the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Section 6.1, (1) Seller shall and shall procure that the Company and its Subsidiaries shall, notify Purchaser promptly after becoming aware of any matter hereafter arising or any information obtained after the date hereof that, if existing, occurring or known at or before the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or that is required to be disclosed in order that such schedule be complete and correct, (2) each party will notify the other party promptly of the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause either (A) any representation or warranty made by it in this Agreement to be untrue or inaccurate in any material respect, (B) any condition of the other party set forth herein to be unsatisfied in any material respect, or (C) any material failure of such notifying party, any Affiliate of such notifying party or any of their respective representatives to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. No provision of, and no information provided under, this Section 4.9 will, or will be deemed to, limit, modify or otherwise affect any representation or warranty contained herein, the conditions to the obligations of the parties hereto to consummate the Transactions or any party’s rights hereunder.

Section 4.10 Expenses.

All costs and expenses incurred in connection with this Agreement and the Transactions (including the fees and expenses of advisers, accountants and legal counsel) shall be paid by the party incurring such expense.

Section 4.11 Employee Non-Solicitation.

From and after the date hereof and for a period of twenty-four (24) months after the Closing Date, Seller shall not, and shall not suffer or permit any of its subsidiaries (other than the Company) to, directly or indirectly solicit, recruit, hire or attempt to hire (whether as an employee or as a consultant in each case) any Key Senior Manager of the Company without the prior written consent of Purchaser (other than by publishing general recruitment advertisements not specifically targeted at such employees).

Section 4.12 Other Agreements.

(a) Purchaser has provided Seller with all information of which it has actual knowledge as of the date hereof and which it believes would reasonably be expected to constitute a material breach of, or inaccuracy in, any of Seller’s representations and warranties set forth in Article II. Purchaser shall use its commercially reasonable efforts prior to Closing to provide Seller with all information of which it obtains actual knowledge until and to the Closing Date that it believes would reasonably be expected to constitute a material breach of, or inaccuracy in, any of Seller’s representations and warranties set forth in Article II.

(b) Seller has provided Purchaser with all information of which it has actual knowledge as of the date hereof and which it believes would reasonably be expected to constitute a material breach of, or inaccuracy in, any of Seller’s representations and warranties set forth in Article II. Seller shall use its commercially reasonable efforts prior to Closing to provide Purchaser with all information of which it obtains actual knowledge until and to the Closing Date that it believes would reasonably be expected to constitute a material breach of, or inaccuracy in, any of Seller’s representations and warranties set forth in Article II.

(c) Immediately following the Closing, Purchaser shall use its commercially reasonable efforts to promptly implement its legally required and reasonably prudent compliance programs at the Company and its Subsidiaries.

Section 4.13 Further Assurances.

On the terms and subject to the conditions set forth in this Agreement, each of the parties hereto will use commercially reasonable efforts, and will cooperate with each other parties hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including the satisfaction of the respective conditions set forth in Article V. Without limiting the foregoing and subject to the terms of this Agreement, if an Order preventing the consummation of any of the Transactions will have been issued by a court of competent jurisdiction, each party hereto will use its commercially reasonable efforts to have such Order lifted. Each party hereto, at the reasonable request of the other parties hereto, will execute and deliver such documents and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Transactions.

ARTICLE V

CONDITIONS TO CLOSING

Section 5.1 Conditions to Obligations of Each Party.

The respective obligations of each party to consummate the Transactions will be subject to the satisfaction at or before the Closing of each of the following conditions, which to the extent permitted by Law may be waived in a written agreement of Seller and Purchaser:

(a) No Injunctions or Restraints; Illegality. No Order or other legal or regulatory restraint or prohibition preventing the consummation of the Transactions will be in effect, nor will any Action brought by a Governmental Authority seeking any of the foregoing be pending or threatened. No action taken by any Governmental Authority, and no statute, rule, regulation or Order will have been enacted, entered, enforced or deemed applicable to the Transactions, which makes the consummation of the Transactions illegal.

(b) Governmental Approvals. Purchaser will have timely obtained from each Governmental Authority all approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the Transactions.

(c) Closing of the Private Placement. The closing of the Private Placement, including the receipt of the proceeds by Purchaser thereunder, shall have occurred, or shall occur concurrently with the Closing hereunder.

Section 5.2 Additional Conditions to Obligations of Seller.

The obligations of Seller to consummate the Transactions will be subject to the satisfaction, or written waiver by Seller, at or before the Closing of each of the following conditions (each such condition being solely for the benefit of Seller and capable of being waived by Seller at its sole discretion without notice, liability or obligation to any Person):

(a) Representations, Warranties and Covenants of Purchaser. Each of the representations and warranties made by Purchaser in this Agreement that is qualified by reference to materiality or Material Adverse Effect will be true and correct, and each of the other representations and warranties made by Purchaser in this Agreement will be true and correct in all material respects, as of the date of this Agreement and at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct or true and correct in all material respects, as applicable, as of such specified date or time). Purchaser will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or before the Closing.

(b) Receipt of Closing Deliveries. Seller will have received each of the agreements, instruments and other documents required to have been delivered to it at or before the Closing as set forth in Exhibit A, and all such agreements, instruments and other documents will continue to be effective and will not have been revoked by the Persons executing same.

Section 5.3 Additional Conditions to Obligations of Purchaser.

The obligations of Purchaser to consummate the Transactions will be subject to the satisfaction, or written waiver by Purchaser, at or before the Closing of each of the following conditions (each such condition being solely for the benefit of Purchaser and capable of being waived by Purchaser at its sole discretion without notice, liability or obligation to any Person):

(a) Representations, Warranties and Covenants of Seller. Subject to Section 4.8, each of the representations and warranties made by Seller in this Agreement that is qualified by reference to materiality or Material Adverse Effect will be true and correct, and each of the other representations and warranties made by Seller and the Company in this Agreement will be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct or true and correct in all material respects, as applicable, as of such specified date or time). Seller will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Seller and the Company at or before the Closing.

(b) Receipt of Closing Deliveries. Purchaser will have received each of the other agreements, instruments and other documents required to have been delivered to it at or before the Closing as set forth in Exhibit A, and all such agreements, instruments and other documents will continue to be effective and will not have been revoked by the Persons executing same.

(c) Injunctions or Restraints on Conduct of Business. No Order or other legal or regulatory provision limiting or restricting Purchaser’s ownership, conduct or operation of the business of the Company following the Closing Date will be in effect, nor will any Action or request for additional information before any Governmental Authority seeking any of the foregoing, seeking to obtain from Purchaser or the Company or any of their respective Affiliates in connection with the Transactions any damages, or seeking any other relief that, following the Closing, could reasonably be expected to materially limit or restrict the ability of the Company or any of its Subsidiaries to own and conduct the assets and businesses owned and conducted by the Company or any of its Subsidiaries before the Closing, be pending or threatened.

(d) No Material Adverse Change. There will not have occurred any event or condition of any character that has had or is reasonably likely to have a Material Adverse Effect on the Company since the date of this Agreement.

ARTICLE VI

TERMINATION, AMENDMENT AND WAIVER

Section 6.1 Termination.

At any time before the Closing, this Agreement may be terminated as follows:

(a) by mutual written consent duly authorized by the respective boards of directors of Purchaser (or a committee thereof) and Seller;

(b) by either Purchaser or Seller, if the Closing shall not have occurred on or before March 31, 2012 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to any party that is in material breach of this Agreement and such breach of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date; or

(c) by either Purchaser or Seller, if (1) there is a final non-appealable Order in effect preventing consummation of the Closing or any of the Transactions or (2) there is any statute, rule, regulation or Order enacted, promulgated or issued or deemed applicable to the Transactions by any Governmental Authority that would make consummation of the Closing or any of the Transactions illegal.

Any party desiring to terminate this Agreement pursuant to Section 6.1(b) through (c) will give notice of such termination to the other party.

Section 6.2 Effect of Termination.

If this Agreement is terminated in accordance with Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser, Seller or the Company or their respective officers, directors, stockholders or Affiliates; provided, however, that each party hereto shall remain liable for any breaches of this Agreement that occurred before its termination, and, provided further, that Section 4.5, Section 4.6, Section 4.10, Section 4.11, Section 6.2 and Article VIII shall remain in full force and effect and survive any termination of this Agreement for a period of three (3) years following termination.

Section 6.3 Amendment.

Subject to applicable Law, the parties hereto may amend this Agreement at any time in accordance with an instrument in writing signed on behalf of each of the parties hereto.

Section 6.4 Extension; Waiver.

Any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties made to such party herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. At any time after the Closing, Seller and Purchaser may, to the extent legally allowed, (1) extend the time for the performance of any of the obligations or other acts of the other, (2) waive any inaccuracies in the representations and warranties made to Purchaser (in the case of a waiver by Purchaser) or made to Seller and the Company (in the case of a waiver by Seller) herein or in any document delivered pursuant hereto and (3) waive compliance with any of the agreements or conditions for the benefit of Purchaser (in the case of a waiver by Purchaser) or made to Seller or the Company (in the case of a waiver by Seller). Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement will constitute a waiver of such right, and no waiver of any breach or default will be deemed a waiver of any other breach or default of the same or any other provision in this Agreement. Notwithstanding the foregoing, the parties hereto acknowledge the time periods provided for in this Agreement that apply to the exercise of certain rights and expressly accept the consequences resulting from the failure to comply with such time periods, including if such a failure results in the loss of any right for any party.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Indemnification.

(a) From and after the Closing Date, subject to this Article VII, Seller will indemnify and hold harmless Purchaser or the Company or the Subsidiary of the Company incurring such Loss (each of the foregoing, a “Purchaser Indemnified Person”) from and against any and all losses, liabilities, damages, claims and suits, settlements, and related costs and expenses, including reasonable costs of investigation, settlement and defense, legal and consulting fees and alternative dispute resolution and court costs, and any interest costs or penalties but not including loss of profits (manque à gagner) or loss of opportunity (perte de chance) (collectively, “Losses”) actually and directly incurred by a Purchaser Indemnified Person arising out of, related to or resulting from the following:

(i) any failure of any representation, warranty or certification made by Seller in this Agreement or in the certificate required to be delivered to Purchaser by Seller at Closing in accordance with Section 5.3(a) to be true and correct in accordance with their terms on the date hereof and on the Closing Date as if made on such date; provided that the determination of whether any such representation, warranty or certification that is qualified by “material,” or “in all material respects” or any similar term or limitation is so true and correct and the amount of Losses arising out of related to or resulting from such failure each will be made as if “material” or “in all material respects,” or similar terms were not included therein; provided that the foregoing shall not apply to the meaning of the defined terms, “Material Contracts” and “Material Adverse Effect” or the reference to “material assets” in Section 2.18(a)(vi);

(ii) any breach of or default in connection with any of the covenants or agreements made by Seller in Sections 4.1 or 4.2 hereof;

(iii) the assertion against Seller or the Company of any liability or obligation relating to the Excluded Assets, the Guaranteed Obligations or the Other Overseas Liabilities, including any disbursements, payments, liabilities or obligations resulting from or relating to the Guaranteed Obligations;

(iv) any Taxes attributable to any taxable period ending on or before December 31, 2011 to the extent any such Taxes have not been previously paid by the Company and the Subsidiaries or on their behalf or have not been taken into account in the Working Capital Adjustment;

(v) the termination of the tax group brought about by the EDF Acquisition and the related restructuring involving the French overseas companies;

(vi) the ongoing procedure related to the customs authorities’ investigation results notice dated June 14, 2011 (Avis de résultat d’enquête) providing for custom duties and VAT reassessment;

(vii) the Sun’R Litigation;

(viii) all matters set forth in Section 2.7 of the Disclosure Schedule;

(ix) Seller agrees to indemnify the Company in respect of the Q-Cells Supply Contract in an amount (and such amount shall be considered as Losses hereunder), equal to the amount by which the Average Q-Cells Price is 10 % above the Average Market Price in respect of any applicable six month period, provided that the Seller shall not be under any obligation to indemnify the Purchaser (A) until the cumulative Losses over any period of time reaches €500,000, and thereafter Seller and Purchaser shall each bear 50% of the Losses incurred by the Company in respect thereto which would otherwise have been indemnifiable under this Section, and (B) if the Purchaser failed to cause the Company to use its best commercial efforts to negotiate with Q-Cells an amendment to the Q-Cells Supply Agreement (or a new agreement in replacement thereof) on terms that would be economically balanced for the Company. Purchaser shall, and shall cause the Company to, keep Seller informed of the progress of the negotiations and the proposed terms of any amendment or new agreement. If Purchaser and Q-Cells fail to reach an agreement as provided in the previous sentence, and litigation results or a settlement is proposed to be entered into between Purchaser and Q-Cells, Purchaser shall bear the first €500,000 of any Losses, and thereafter Seller and Purchaser shall each bear 50% of any Losses, resulting therefrom, provided however that in the event of any proposed settlement, the foregoing shall only apply in the event Seller has given its prior written consent to such settlement; or

(x) any continuation for a period of 30 days after the Closing Date of acts or omissions of the Company and its Subsidiaries in the conduct of their business as carried on prior to the Closing Date of which Purchaser is not aware at the date hereof or that Purchaser or any of its Affiliates (other than the Company and its Subsidiaries) becomes aware of after the Closing Date, provided that such acts and omissions are corrected promptly upon discovery, where the Company or any Subsidiary, or any director, officer, employee, agent or other Person acting on behalf or for the benefit of the Company or any Subsidiary, has directly or indirectly (i) given or agreed to give any corrupt payment, gift, financial or other advantage, or similar benefit to any customer or supplier of the Company or any Subsidiary, or to any employee of any Governmental Authority; (ii) paid, offered, promised, authorized or agreed to give, any monies, gift, financial or other advantage, or other thing of value or benefit to (a) any official or employee of any Governmental Authority (including an official or employee of any public international organization or of any business or enterprise owned or partially owned by a Governmental Authority), (b) any political party, or any employee or other Person acting on behalf thereof, or (c) any candidate for a political position or any political subdivision, in each case for the purpose of improperly influencing any act or decision of any such Person described in clauses (a)-(c) (including a decision to not comply with any official duties), inducing any such Person described in clauses (a)-(c) to act or fail to act in violation of his/her legal duties, or inducing the improper performance of a relevant function or activity, or causing any such Person described in clauses (a)-(c) to influence any act or decision of any Governmental Authority in order to obtain or retain business, or an advantage in the conduct of business, or direct business toward any Person; (iii) given or agreed to give any corrupt payment, gift, financial or other advantage, or similar benefit to any other Person who is or may be in a position to help or hinder the Company or any Subsidiary or assist the Company or any Subsidiary in connection with any transaction relating to their respective businesses; or (iv) solicited, accepted or received any monies, payment, gift, financial or other advantage, or similar benefit, from any Person described above, for any improper purpose.

(b) From and after the Closing Date, subject to this Article VII, Purchaser will indemnify and hold harmless Seller (collectively with Purchaser Indemnified Persons, “Indemnified Persons”) from and against any and all Losses actually and directly incurred by Seller arising out of, related to or resulting from the following:

(i) any failure of any representation, warranty or certification made by Purchaser in this Agreement or in the certificate required to be delivered to Seller by Purchaser at Closing in accordance with Section 5.2(a) to be true and correct in accordance with their terms on the date hereof and on the Closing Date as if made on such date; or

(ii) any breach of or default in connection with any of the covenants or agreements made by Purchaser in this Agreement.

Section 7.2 Survival; Knowledge.

(a) The representations and warranties of Purchaser and Seller contained in or made pursuant to this Agreement will survive in full force and effect until the date that is eighteen (18) months after the Closing Date; provided, however, that (a) the representations and warranties set forth in Section 2.9 (Intellectual Property), and Section 2.23 (Absence of Anti-Trust Liabilities) will survive for five years and (b) the representations and warranties set forth in Section 2.1 (Organization and Power), Section 2.2(a), (b) and (f) (Capitalization; Title to Shares; Subsidiaries), Section 2.3 (Authorization; Enforceability), Section 2.10 (Taxes), Section 2.12 (Employee Matters), Section 2.13 (Related Party Transactions), Section 2.15(c)(i) (Compliance with Laws; Certain Business Practices), Section 2.20 (Environmental Matters), Section 2.22 (Brokers and Finders), Section 3.1 (Organization and Power), Section 3.2 (Authorization; Enforceability) and Section 3.5 (Brokers and Finders) will survive until 45 Business Days following the expiration of all applicable statutes of limitations. Except as otherwise expressly provided in this Agreement, each covenant hereunder will survive the Closing in accordance with its terms.

(b) Purchaser acknowledges that:

(1) Seller was a 50% shareholder of the Company until the acquisition by Seller of the 50% interest of EDF Energies Nouvelles Reparties SA in the Company on October 10, 2011 (the “EDF Acquisition”), the Company and its Subsidiaries have not previously been consolidated in Seller’s consolidated group accounts and they have continued to operate substantially as a stand-alone business since the EDF Acquisition; and

(2) Purchaser has conducted significant due diligence of the Company and the Subsidiaries, and jointly participated in certain interviews of their management and employees with representatives of Seller and in the review and sharing of the available information produced by the Company and its Subsidiaries for this purpose.

In light of the foregoing, and except as otherwise specifically provided in Article II or in the Disclosure Schedule, the parties agree that Seller’s representations and warranties under this Article II are given on the following basis:

(x)	where such representations and warranties in respect of the Company and the French Subsidiaries are qualified by “Seller’s knowledge”, “known to Seller” or words to similar effect in respect of the Company, Seller’s knowledge means the actual knowledge of the persons listed on Section 7.2(b)(2)(x) of the Disclosure Schedule;

(y)	where such representations and warranties in respect of the Subsidiaries other than the French Subsidiaries are qualified by “Seller’s knowledge”, “known to Seller” or words to similar effect in respect of the Company, Seller’s knowledge means the actual knowledge of the persons listed on Section 7.2(b)(2)(y) of the Disclosure Schedule; and

(z)	where any such representations and warranties are not qualified by “Seller’s knowledge”, “known to Seller” or words to similar effect or do not fall within the scope of Seller’s actual knowledge as provided in paragraphs (1) and (2) above, Seller and Purchaser have agreed that Seller shall bear the risk as provided in Article VII in respect thereof regardless of its or Purchaser’s level of knowledge in respect of such matters (except as otherwise provided in Section 7.4(a)(4)).

Section 7.3 Limitations on Indemnification.

(a) Subject to the following sentence, the Indemnified Persons may not recover Losses from Seller in respect of any claim for indemnification under Section 7.1(a)(i) and to the extent specifically provided in Section 7.3(c): (x) unless and until Losses have been incurred, paid or properly accrued in accordance with the terms of this Agreement in an aggregate amount greater than €3,000,000 (the “Indemnification Threshold, provided that (i) for the purposes of meeting the Indemnification Threshold all Losses otherwise giving right to indemnification (subject to the threshold set forth in Section 7.3(b) below and except as otherwise provided in Section 7.3(c) below) shall be included, and (ii) once the Indemnification Threshold has been exceeded, the Indemnified Persons will be entitled to recover for all such Losses from the first euro, subject to this Article VII; and (y) it being specified that the total aggregate amount of indemnification of Seller hereunder shall not exceed fifteen percent (15%) of the Purchase Price, as the case may be, pursuant to the provisions set forth in this Agreement (the “Indemnification Cap”), provided that to the extent such indemnifiable Losses include Losses arising with respect to a breach of or inaccuracy in the representations and warranties set forth in Section 2.15(c)(i) (Compliance with Laws; Certain Business Practices), the Indemnification Cap shall be increased by the amount of Losses attributable to any breach or inaccuracy under such sub-section up to a maximum amount equal to thirty percent (30%) of the Purchase Price. Notwithstanding the foregoing sentence, the Indemnified Persons will be entitled to recover for, and the Indemnification Threshold and Indemnification Cap will not apply to, any Losses with respect to any breach of or inaccuracy in any representation or warranty made in Section 2.1 (Organization and Power), Section 2.2(a), (b) and (f) (Capitalization; Title to Shares; Subsidiaries), Section 2.3 (Authorization; Enforceability), Section 2.10 (Taxes), Section 2.13 (Related Party Transactions), and Section 2.22 (Brokers and Finders) or arising out of fraud or intentional misconduct (“fraude” or “dol”) by Seller, provided that the corresponding total aggregate amount of indemnification shall not in any event exceed the total amount of the Purchase Price, as the case may be, pursuant to the provisions set forth in this Agreement (except in case of fraud or intentional misconduct (“fraude” or “dol”)).

(b) No Indemnified Person shall be entitled to assert any Liability Claim for Losses under Section 7.1(a)(i) or as specifically provided in Section 7.3(c) with respect to any individual item or matter, or items or matters arising out of substantially similar facts and circumstances, unless the amount of Losses with respect to such item(s) or matter(s) exceeds €100,000.

(c) In addition to the limitations in Section 7.3(a) and (b) with respect to Liability Claims under Section 7.1(a)(i): (A) Liability Claims for Losses under clauses (ii), (iv), (vi) and (x) of Section 7.1(a) shall be subject to the threshold described in Section 7.3(b), (B) Liability Claims for Losses under clauses (ii) and (x) of Section 7.1(a) shall be subject to the Indemnification Threshold, (C) Liability Claims for Losses under clauses (ii), (iv), (vi) and (x) of Section 7.1(a) shall be subject to the Indemnification Cap; (D) Liability Claims for Losses under clauses (iii), (v), (vii), (viii) and (ix) of Section 7.1(a) shall, together with all other Liability Claims under this Article VII, not exceed the total amount of the Purchase Price; and (E) no Indemnified Person shall be entitled to assert any Liability Claim for Losses under clause (viii) or (ix) of Section 7.1(a) with respect to any individual matter unless the amount of Losses with respect to such matter exceeds €500,000 (in which case no Liability Claim shall be asserted or payable in respect of the amount of Losses up to such €500,000 threshold).

(d) Seller shall not be liable hereunder to the extent a Liability Claim is based on a matter specifically reserved (up to the amount of such reserve) in the Financial Statements or that will be reserved in the consolidated balance sheet and income statement of the Company and its Subsidiaries as of December 31, 2011 and that are taken into account in the determination of the Working Capital Adjustment and as specifically described in the Introduction to the Disclosure Schedule.

(e) Any deficiency assessed by the tax authorities whose effect is solely to shift a Tax liability from one fiscal year to another shall not give rise to indemnification by Seller.

(f) Any indemnification due by an indemnifying party shall be calculated by taking into account the effect of any related Tax savings actually received and benefiting to the Indemnified Person; which for the purposes of any indemnification payment to Purchaser or the Company or its Subsidiaries shall be deemed to be the effective tax rate of Purchaser for the year such indemnification payment is received.

(g) Any amounts actually received by an Indemnified Person under insurance policies or any other amount compensating the Loss for which the Liability Claim is made shall be deducted (net of any cost of recovery and any related retroactive premium adjustments or the net present value in any related future premium adjustment). If an indemnifying party pays an indemnity in respect of a Loss and the Indemnified Person subsequently recovers all or part of the amount of such indemnity from a third party (including insurance companies), such Indemnified Person, promptly upon recovery thereof, shall pay, or cause to be paid, to the indemnifying party the amount thereby recovered.

(h) Any Loss incurred shall be indemnified only once, notwithstanding the fact that the event giving rise to the indemnifying party’s obligation may originate from an inaccuracy of several of the representations and warranties made under Article II hereof or from one or more other provisions of this Agreement.

(i) If a Liability Claim is based upon a liability which is contingent only, no indemnification shall be due unless and until such liability becomes due and payable.

(j) An Indemnified Person suffering a Loss indemnifiable hereunder shall take, and shall cause its subsidiaries to take, all commercially reasonable actions to mitigate any Losses indemnifiable by another party hereunder. Without limiting the foregoing, in the event an Indemnified Person or its subsidiaries is entitled to recover from a third party any sum which could be the subject of a Liability Claim, such Indemnified Person shall or shall cause its subsidiaries to take all reasonable steps in order to enforce its rights against the relevant third party; provided that such Indemnified Person shall not be required to take, or refrain from taking, any action outside the ordinary course of business and nothing herein shall excuse an indemnifying party from its indemnification obligations hereunder unless and until the Indemnified Person shall actually have recovered any amount from the relevant third party.

(k) Seller will not have any right of contribution, right of indemnity or other right or remedy against Purchaser or the Company or its Subsidiaries in connection with any indemnification obligation or any other liability to which Seller may become subject under or in connection with this Agreement.

(l) Purchaser’s rights under this Article VII shall not be adversely affected by any investigation conducted, or any knowledge acquired or capable of being acquired, by Purchaser at any time, whether before or after the execution or delivery of this Agreement or the Closing, or by the waiver of any condition to Closing.

Section 7.4 Exclusions.

(a) No indemnification shall be due from Seller under this Article VII to the extent of:

(1)	any element, event or fact the cause of which (and for the avoidance of doubt, not the discovery thereof) occurs after the Closing Date;

(2)	any Loss which is consequential or indirect;

(3)	any Loss which results from the entry into force, or change in the applicable Law or change in interpretation on the basis of case law or administrative or regulatory practice after the date of this Agreement; or

(4)	any Loss which results from Purchaser’s breach of Section 4.12(a) provided that Seller is not also in breach of Section 4.12(b) with respect to the same Loss;

(b) No indemnification shall be due from Seller hereunder in respect of a Loss under this Article VII to the extent such Loss results from or has been increased as a result of:

(1)	any action taken by or on behalf of, or omission of, Purchaser or any of its Affiliates (including the Company and its Subsidiaries) after the Closing Date, except with respect to a Liability Claim under Section 7.1(a)(x);

(2)	any change in the Tax and/or accounting practices and methods applied by Purchaser or any of its Affiliates (including the Company and its Subsidiaries) after the Closing Date; other than any such changes which are required by Law in effect as of the date hereof or in order to comply with applicable accounting standards (whether GAAP or IFRS) in effect as of the Closing Date; or

(3)	any change in the insurance coverage of the Company and its Subsidiaries after the Closing Date;

Section 7.5 Exclusivity of Remedy.

The indemnification provided in this Article VII shall be the exclusive remedy of the parties under this Agreement, except in the case of any breach or default in connection with any of the covenants or agreements made by Seller in this Agreement (other than Sections 4.1 and 4.2 to which this Article VII shall be the exclusive remedy), fraud or intentional misconduct (“fraude” or “dol”), and Purchaser hereby waives any rights to rescission it may have.

Section 7.6 Claims for Indemnification.

At any time that an Indemnified Person discovers an event which it believes would reasonably be expected to result in a Loss and desires to claim a Loss under Article VII (a “Liability Claim”), Purchaser will deliver a notice of such Liability Claim (a “Claims Notice”) to Seller within thirty (30) Business Days (other than in respect of possible third-party claims pursuant to Section 7.8 below) of the date on which Purchaser shall have determined that such event would reasonably be expected to result in a Loss. A Claims Notice will (A) be signed by an officer of Purchaser, (B) describe the Liability Claim in reasonable detail and (C) indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be paid, suffered, sustained or accrued by the Indemnified Persons. To the extent that the amount of a Loss is not determinable as of the date of delivery of a Claims Notice, Purchaser may deliver a Claims Notice stating the maximum amount of Loss that Purchaser in good faith estimates or anticipates that an Indemnified Person may pay or suffer; provided, however, that Purchaser’s provision of an estimated or anticipated amount of Loss will not limit the Loss recoverable or recovered by an Indemnified Person. No delay in or failure to give a Claims Notice by Purchaser to Seller pursuant to this Section 7.4 will adversely affect any of the other rights or remedies that Purchaser has under this Agreement or alter or relieve Seller of its obligations to indemnify the Indemnified Persons pursuant to this Article VII, except and to the extent that such delay or failure has prejudiced Seller. Seller shall be entitled to make all necessary investigations regarding such event and Purchaser shall provide Seller reasonable access to all documents and persons necessary to carry out such investigation, provided that Seller shall keep confidential any such documentation and information and subject to any privilege of Purchaser, the Company or its Subsidiaries in respect thereto. In the event a claim is brought by Seller against Purchaser pursuant to Section 7.1(b) hereunder, the terms of Sections 7.6, 7.7, 7.8 and 7.9 shall apply as if Purchaser were Seller thereunder, and Seller were the Indemnified Persons, mutatis mutandis.

Section 7.7 Objections to, and Payment of, Claims.

(a) Seller may object to any Liability Claim set forth in such Claims Notice by delivering written notice to Purchaser of Seller’s objection (an “Objection Notice”). Such Objection Notice must describe the grounds for such objection in reasonable detail (and such grounds may include not having been able to conduct or complete its investigation as provided above).

(b) If an Objection Notice is not delivered by Seller to Purchaser within 45 days after delivery by Purchaser of the Claims Notice, such failure to so object will be an irrevocable acknowledgment by each party to this Agreement that the Indemnified Persons are entitled to indemnification under Section 7.1 for the Losses set forth in such Claims Notice in accordance with this Article VII.

(c) If the Claims Notice was delivered by Seller and no Objection Notice was delivered to Purchaser within 45 days of the delivery of the Claims Notice, or an Objection Notice was delivered to Purchaser within 45 days of the delivery of the Claims Notice, but such Objection Notice states that it was, or admits liability, only with respect to a portion of the Losses claimed in the Claims Notice, Seller will deliver to Purchaser as soon as practicable cash having a value equal to (1) the amount of the Losses set forth in such Claims Notice, if no Objection Notice was delivered to Purchaser, or (2) the amount of the portion of the Losses set forth in such Claims Notice to which no objection was made, if an Objection Notice was delivered to Purchaser; provided, however, that, to the extent that the amount of the Losses set forth in the Claims Notice (or portion thereof) is an estimate, Purchaser (on behalf of itself or any other Indemnified Person) will not be so entitled to receive, and Seller will not be required to deliver, funds in respect of such portions of such estimated Losses unless and until the amount of such estimated Losses is finally determined.

Section 7.8 Resolution of Objections to Claims.

(a) If Seller objects in writing to any Liability Claim made in any Claims Notice within 45 days after delivery of such Claims Notice, Seller and Purchaser will attempt in good faith to agree upon the rights of the respective parties with respect to each such claim. If Seller and Purchaser should so agree, a memorandum setting forth such agreement will be prepared and signed by both parties. Seller will promptly, and in no event later than five Business Days after Seller and Purchaser’s entering into such memorandum, wire transfer to Purchaser immediately available funds equal to the amount of cash agreed to be delivered to Purchaser in the memorandum.

(b) If no such agreement can be reached after good-faith negotiation and after 30 days after delivery of an Objection Notice, either Purchaser or Seller may bring an Action against the other to resolve the dispute in accordance with Section 8.9.

Section 7.9 Third-Party Claims.

(a) If Purchaser receives written notice of a third-party claim which Purchaser believes would reasonably be expected to result in a Loss, Purchaser will notify Seller of such third-party claim with reasonable promptness and in any case no later than twenty (20) Business Days (ten (10) Business Days with regard to Tax matters) after Purchaser or the Company becomes aware of the occurrence of the event or circumstances giving rise to the claim, or within a shorter period if the circumstances so demands (in particular with regard to Tax matters or if urgent action is required). This notification shall include a full and complete copy of any document received from the third-party and any other supporting material relevant to the assessment of the third-party claim in the possession of Purchaser that can readily be provided. Purchaser shall provide Seller the opportunity to take part at its own cost in, but not direct or conduct, any defense of such claim Seller may request that counsel of its choice be involved at its expense in the proceeding alongside counsel to the Company and/or Purchaser. Seller and its counsel will have access to any documentation and information required in connection with the proceeding, provided that they shall keep confidential any such documentation and information and subject to any privilege of Purchaser, the Company or its Subsidiaries in respect thereto. However, no settlement of any kind shall be agreed upon without the prior written consent of Seller. If Seller consents to any such settlement, Seller will not have any power or authority to object to the amount or validity of any claim by or on behalf of any Indemnified Person for indemnity with respect to such settlement. Notwithstanding any other provision of this Agreement, all reasonable costs and expenses of defense and investigation, including court costs and reasonable attorneys’ fees incurred or suffered by the Indemnified Persons in connection with the defense of any such third-party claim, will constitute Losses subject to indemnification under Section 7.1.

(b) The following provisions shall apply in respect of the Sun’R Litigation, Q-Cells Litigation or any litigation arising out of the matters to which Section 7.1(a)(viii) relates (collectively, the “Covered Litigation”) and, in the event Seller determines based on future developments in connection with any of the litigation described in Section 2.7 of the Disclosure Schedule, and provided in respect thereof Seller agrees to fully indemnify the Company in such case against any Liability Claim(s) in respect thereto (or as otherwise agreed by the parties), in respect of such relevant Liability Claims (the “Other Litigation Claims”). In respect of the Sun’R Litigation, and within thirty (30) Business Days of serving notice on the Purchaser and the Company of its election to do so in respect of any litigation arising out of the matters to which Section 7.1(a)(ix) relates and/or any Other Litigation Claims, Seller shall be entitled to conduct the defense of such Covered Litigation and/or Other Litigation Claims on its own and at its own expense (which right to conduct said defense shall include the right to control and conduct any discussions or negotiations with any party in respect thereof). In the event of such Seller election, Purchaser shall, or shall procure that the Company and/or the relevant Subsidiary shall, present all arguments, submit all pleadings, take all actions, file all counterclaims and more generally cooperate with Seller and the counsel appointed by Seller. In the event of such Seller election, Purchaser shall provide, and shall cause the Company and/or the relevant Subsidiary to provide to Seller all information or documents in relation to such litigation and related claims which Seller may reasonably request. In the event of such Seller election, Purchaser, the Company and/or the relevant Subsidiary shall be entitled to retain counsel, at their own expense, to assist in the defense of any claims that Purchaser elects to defend pursuant to this Section 7.9(b). Seller shall consult with Purchaser, the Company and/or the relevant Subsidiary about any strategic decision made in connection with the proceedings undertaken for the purpose of defending the interests of Purchaser, the Company and/or the relevant Subsidiary pursuant to such Seller election hereunder. Seller shall be entitled to enter into any settlement of any claims in respect of such litigations that Seller elects to defend pursuant to this Section 7.9(b). Unless and until Seller exercises its right under this sub-section in respect of the Q-Cells Litigation and the Other Litigation Claims, Purchaser shall be entitled to such rights as it would have as if such Q-Cells Litigation or Other Litigation Claims were third-party claims governed by Section 7.9(a).

Section 7.10 Seller Obligation to Collect from Collateral Sources.

Seller shall use reasonable commercial efforts to seek indemnification for the benefit of Purchaser from all applicable third party sources (including insurance companies, affiliates or any former stockholders of the Company) with obligations to indemnify Seller in respect of any Losses which may be suffered by Purchaser or the Company, whether or not such Losses would be recoverable hereunder absent the existence of such third party sources.

Section 7.11 Indemnification Payments to the Company.

For the avoidance of doubt, any indemnification payment made hereunder to the Company shall not be treated as an adjustment to the Purchase Price.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Certain Defined Terms.

As used in this Agreement, the following terms have the following meanings:

“2010 Accounts” has the meaning set forth in Section 2.5.

“Acquisition Transaction” has the meaning set forth in Section 4.8.

“Action” means any criminal, judicial, administrative or arbitral action, audit, charge, claim, complaint, demand, grievance, hearing, inquiry, investigation, litigation, mediation, proceeding, citation, summons, subpoena or suit, whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Affiliate”, when used with reference to any Person, means another Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such first Person.

“Agreement” has the meaning given to it in the preamble.

“Average Q-Cells Price” shall mean in respect of each six month period beginning January 1, 2012, the average price required to be paid for purchases under the Q-Cells Supply Contract for such applicable period.

“Average Market Price” shall mean in respect of each six month period beginning January 1, 2012, the average market price for product similar to that under the Q-Cells Supply Contract as quoted in Bloomberg’s New Energy Finance Solar Spot Price Index for multi-crystalline silicon cells for such applicable six-month period and the first six month period shall be computed as from January 1, 2012.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that could form the basis for any specific consequence.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York or Paris, France.

“Cash and Cash Equivalents” has the meaning set forth in Section 1.3(f)(iv).

“Claims Notice” has the meaning set forth in Section 7.6.

“Closing” has the meaning set forth in Section 1.2.

“Closing Balance Sheet” has the meaning set forth in Section 1.3(c).

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Date Net Cash” has the meaning set forth in Section 1.3(c).

“Closing Date Working Capital” has the meaning set forth in Section 1.3(c).

“Closing Statements Arbiter” has the meaning set forth in Section 1.3(d).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning given to it in the preamble.

“Company Balance Sheet Date” has the meaning set forth in Section 2.5.

“Company Capital Stock” has the meaning set forth in Section 2.2(a).

“Company Indebtedness” means long term debts (dettes financiers) including bank overdraft and accrued interest (concours bancaires courants), other borrowings and financial liabilities (emprunts auprès des établissements de crédit et autres emprunts), including net shareholder debt and net intra-group debt, the outstanding principal amount of capitalized leases and non current derivative instruments; all as determined in accordance with IFRS using the same method and methodologies that were used in the preparation of the Company’s audited consolidated financial statements as of and for the year ended December 31, 2010, and otherwise as described in Schedule 1.3(a).

“Company Intellectual Property” means any Intellectual Property owned by or licensed to the Company or any of its Subsidiaries, or otherwise used or held for use in connection with the operation of the business of the Company or its Subsidiaries, including Company-Owned Intellectual Property.

“Company-Owned Intellectual Property” means any Intellectual Property that is owned by the Company.

“Company Products” means all products and service offerings, including all Software, of the Company or any of its Subsidiaries that have been sold, licensed, distributed or otherwise disposed of, or used in connection with service offerings, as applicable, or that the Company or any of its Subsidiaries intends to sell, license, distribute or otherwise dispose of, or use in connection with service offerings, in the future, including any products or services offerings under development.

“Company Registered Intellectual Property” has the meaning set forth in Section 2.9(a).

“Company Source Code” means in relation to any Software owned by the Company, the set of human readable, higher level programming language instructions or statements in which such Software was written (as opposed to object code which are statements in computer or machine code language).

“Confidentiality Agreement” has the meaning set forth in Section 4.5.

“Contract” means any written contract, agreement, indenture, note, bond, loan, instrument, license, lease (including real and personal property leases), conditional sale contract, purchase or sales orders, mortgage, undertaking, commitment, understanding, undertaking, option, warrant, calls, contractual rights or other enforceable arrangement or agreement.

“Control” has the meaning given to it in Article L.233-3 of the French Commercial Code. The verb “Control” and the term “Controlled” have the correlative meanings.

“Covered Litigation” has the meaning set forth in Section 7.9(b).

“Current Assets” has the meaning set forth in Section 1.3(f)(iii).

“Current Liabilities” has the meaning set forth in Section 1.3(f)(v).

“Customer” has the meaning set forth in Section 2.17.

“Disclosure Schedule” means the disclosure schedule dated as of the date hereof and delivered by Seller to Purchaser, and acknowledged as such by them.

“EDF Acquisition” has the meaning set forth in Section 7.2(b)(1).

“Employee Benefit Plan” has the meaning set forth in Section 2.11(a).

“Encumbrance” means any mortgage, pledge, hypothecation, right of others, adverse claim, security interest, encumbrance, title retention agreement, third party right or other right or interest, option, lien, charge, any hire purchase, lease or installment purchase agreement, right of first refusal, right of preemption or right to acquire, or other restriction or limitation, including any restriction on the right to vote, sell or otherwise dispose of the subject property, other than any restriction or limitation imposed by this Agreement.

“Environmental Permits” has the meaning set forth in Section 2.20.

“Excluded Assets” means the assets that have been transferred to the benefit of DAJA 101 pursuant to contribution in kind agreement (traité d’apport partiel d’actif) dated 27 June 2011, it being specified that such contribution in kind has been achieved on 15 September 2011.

“Financial Statements” has the meaning set forth in Section 2.5.

“Governmental Authority” means any governmental, regulatory or administrative authority, agency, body, commission or other entity, whether international, multinational, national, regional, state, provincial or of a political subdivision, any court, judicial body, arbitration board or arbitrator with executive, legislative, judicial, regulatory or administrative authority; or any instrumentality of any of the foregoing.

“Guaranteed Obligations” means the liabilities retained by the Company in respect of the Excluded Asset, in respect of which counter-guarantees have been granted by EDF ENR and TGEHF (or as the case may be, entities included within the Excluded Assets), as further described in Section 8.1 of the Disclosure Schedule.

“IFRS” means International Financial Reporting Standards, International Accounting Standards and interpretations of those standards issued by the International Accounting Standards Board and the IFRS Interpretations Committee and their predecessor bodies as adopted by the European Commission.

“Indemnification Cap” has the meaning set forth in Section 7.3(a).

“Indemnification Threshold” has the meaning set forth in Section 7.3(a).

“Indemnified Persons” has the meaning set forth in Section 7.1(b).

“Intellectual Property” means the rights associated with or arising out of any of the following: (1) domestic and foreign patents and patent applications, reduced to practice or made the subject of one or more pending patent applications, together with all improvements, reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and reexaminations thereof, any identified invention disclosures (“Patents”); (2) trade secret rights and corresponding rights in confidential, other non-public or proprietary information (whether or not patentable), techniques and research in progress including, without this list being limitative, rights in and to any and all ideas, formulas, compositions, inventor’s notes, discoveries and improvements, refinements, data, mask works, know how, manufacturing and production processes and techniques, algorithms, testing information, research and development information, instruction and training manuals, quotations, tables, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, inventions, invention disclosures, unpatented blueprints, drawings, specifications, designs, concepts, plans, proposals and technical data, show-how and advertising copy, testing procedures and testing results, business and marketing plans, market surveys, market know-how and customer and supplier lists and information (“Trade Secrets”); (3) all copyrights (“droits d’auteurs”) in both published and unpublished works including without limitation all copyrightable works, rights in databases (including sui generis rights on databases), compilations, data collections, Software, “moral” rights (when applicable), and all derivatives, translations, adaptations, and combinations of the above (“Copyrights”); (4) all names indicating the source of goods or services, and other indicia of commercial source or origin and all registrations and applications to register the foregoing as trademarks (“marques”) anywhere in the world and all goodwill associated therewith (“Trademarks”); (5) all Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing (“Domain Names”); (6) all Softwares and (7) any similar, corresponding or equivalent registered rights to any of the foregoing such as industrial designs or topography of a semiconductor.

“Interim Accounts” has the meaning set forth in Section 2.5.

“Interim Balance Sheet” means the balance sheet included in the Interim Accounts.

“Interim Balance Sheet Date” means November 30, 2011.

“Key Senior Manager” has the meaning set forth in Section Section 2.12(c).

“knowledge of Seller”, “Seller’s knowledge”, “known to Seller” and words to similar effect have the meaning given to them in Section 7.2(b).

“Law” means the law of any jurisdiction, whether international, multilateral, multinational, national, federal, state, provincial, local or common law, an Order or act, statute, ordinance, regulation, rule, collective bargaining agreement, extension order or code promulgated by a Governmental Authority.

“Liability Claim” has the meaning set forth in Section 7.6.

“Losses” has the meaning set forth in Section 7.1(a).

Any reference to an event, change, condition or effect being “material” with respect to any Person means any event, change, condition or effect that is material in relation to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such Person and its Subsidiaries, taken as a whole.

“Material Adverse Effect” with respect to any Person means any effect that either alone or in combination with any other effect has, or would reasonably be expected to have change, occurrence or development that has a material adverse effect on the assets, liabilities, business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, but excluding any effect (a) resulting from changes in law and general economic, political changes or conditions, industry wide changes or conditions, war, terrorism and otherwise generally applicable risks to the extent not affecting the Company and its subsidiaries disproportionately, (b) generally affecting companies in the industry in which it conducts its business, to the extent not affecting the Company and its subsidiaries disproportionately, (c) resulting from any changes to credit markets in general, including changes in interest rates or the availability of financing or changes in governmental subsidies to the extent that such changes do not disproportionately impact the Company, and (d) resulting from the Company’s failure, in and of itself, to meet internal projections, forecasts or revenue or earning predictions for any period.

“Material Contract” has the meaning set forth in Section 2.18.

“Minority Shares” has the meaning set forth in Section 2.2(b).

“Net Working Capital Shortfall” has the meaning set forth in Section 1.3(c).

“Objection Notice” has the meaning set forth in Section 7.7(a).

“OECD Convention” has the meaning set forth in Section 2.15(c).

“Order” means any order, decision, ruling, charge, writ, judgment, injunction, decree, stipulation, determination, award, assessment or binding agreement issued, promulgated or entered by or with any Governmental Authority.

“Other Litigation Matters” has the meaning set forth in Section 7.9(b).

“Other Overseas Liabilities” has the meaning set forth in Section 4.3(c).

“Permit” means any approval, authorization, consent, franchise, license, permit or certificate by any Governmental Authority.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, joint venture, trust, firm, association or other legal or governmental entity.

“Private Placement” means the transactions contemplated to be entered into between Total Gas & Power USA, SAS and SunPower Corporation pursuant to the Private Placement Agreement dated as of the date hereof between such parties.

“Purchase Price” has the meaning set forth Section 1.1.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Indemnified Person” has the meaning set forth in Section 7.1(a).

“Q-Cells” means Q-Cells Aktiengesellschaft.

“Q-Cells Supply Contract” means that certain Supply Contract for Solar Cells Based on Supplier A Quantities by and between Q-Cells and the Company, dated as of April 25, 2006.

“Q-Cells Litigation” means any future litigation in respect of the matter to which Section 7.1(a)(ix) relates.

“Records” has the meaning given to it in Section 4.4(e).

“Registered Intellectual Property” means any Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority, including any of the following: (1) issued Patents and Patent applications; (2) Trademark registrations, renewals and applications; (3) Copyright registrations and applications; and (4) Domain Name registrations.

“Related Agreements” means the Private Placement Agreement.

“Sanctioned Countries” means Cuba, Iran, Sudan, Syria, Burma (Myanmar), Libya, and the Democratic People’s Republic of Korea (North Korea).

“Sanctions and Export Control Laws” means all statutory and regulatory requirements under the U.S. Arms Export Control Act (22 U.S.C. 1778), the U.S. International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), the U.S. Export Administration Regulations and associated executive orders, the Laws implemented by the U.S. Office of Foreign Assets Control, U.S. Department of the Treasury, anti-boycott regulations administered by the U.S. Department of Commerce (50 U.S.C. 2401 et seq.) and the U.S. Department of the Treasury (Section 999 of the Code), all sanctions and export control Laws applicable in France, as well as all Laws equivalent to any of the foregoing in any jurisdiction in which the Company or any Subsidiary operates.

“Seller” has the meaning given to it in the preamble.

“Shares” has the meaning set forth in Section 1.1.

“Software” means computer programs in any form, including source code and object code, all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations.

“Subsidiary” of any Person means any other Person (1) of which the first Person owns directly or indirectly 50 percent or more of the equity interest in the other Person or (2) of which (or in which) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50 percent of the equity interests of which) is directly or indirectly owned or Controlled by the first Person, by such Person with one or more of its Subsidiaries or by one or more of such Person’s other Subsidiaries or (3) in which the first Person has the contractual or other power to designate a majority of the board of directors or other governing body.

“Sun’R Litigation” means the Sun’R matter set forth in Section 2.7 of the Disclosure Schedule.

“Tax” has the meaning set forth in Section 2.10(a).

“Tax Returns” has the meaning set forth in Section 2.10(a).

“Termination Date” has the meaning set forth in Section 6.1(b).

“Transactions” means the transactions to be effected pursuant to this Agreement and the Related Agreements.

“Worker” has the meaning set forth in Section 2.12(d).

“Working Capital Adjustment” has the meaning set forth in Section 1.3(c).

Section 8.2 Terms Generally; Interpretation.

Except to the extent that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Subsection, Exhibit, Schedule or Recitals, such reference is to an Article, Section or Subsection of, an Exhibit or Schedule or the Recitals to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) the words “include,” “includes” or “including” (or similar terms) are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) any gender-specific reference in this Agreement include all genders;

(f) the definitions contained in this Agreement are applicable to the other grammatical forms of such terms;

(g) a reference to any legislation or to any provision of any legislation will include any modification, amendment or re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation.

(h) if any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a Business Day, such action will be taken on the next Business Day following such day;

(i) references to a Person are also to its permitted successors and assigns;

(j) unless indicated otherwise, (i) mathematical calculations contemplated hereby will be made to the fifth decimal place, but payments will be rounded to the nearest whole cent, after aggregating all payments to such party, and (ii) the use of commas in numbers shall be as thousands separators and the use of periods shall be as decimal separators;

(k) “ordinary course of business” (or similar terms) will be deemed followed by “consistent with past practice” except to the extent such reference relates to new business initiatives such as participating in tenders for projects in South Africa and with the CRE (Commission de la Régulation de l’Energie);

(l) The word “will” shall include the same contractual force as the word “shall”;

(m) the parties have participated jointly in the negotiation and drafting hereof; if any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision hereof; no prior draft of this Agreement nor any course of performance or course of dealing will be used in the interpretation or construction hereof;

(n) the contents of the Disclosure Schedule and the other Schedules form an integral part of this Agreement and any reference to “this Agreement” shall be deemed to include the Schedules;

(o) no any course of performance or course of dealing (except in respect of the Company and its Subsidiaries) or prior draft of this Agreement shall be used in the interpretation or construction of this Agreement; and

(p) although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision will be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content).

Section 8.3 Notices.

All notices, deliveries and other communications pursuant to this Agreement will be in writing and will be deemed given if delivered personally, telecopied or delivered by globally recognized express delivery service to the parties at the addresses or facsimile numbers set forth below or to such other address or facsimile number as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice, delivery or communication will be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of telecopy, on the Business Day after the day that the party giving notice receives electronic confirmation of sending from the sending telecopy machine, and (c) in the case of a globally recognized express delivery service, on the Business Day that receipt by the addressee is confirmed pursuant to the service’s systems.

(a) if to Purchaser:

77 Rio Robles Street

San Jose, CA 95134

Attention: Chief Financial Officer

Telephone: 408-240-5500

Facsimile: 408-240-5404

With a copy to:

SunPower Corporation

77 Rio Robles Street

San Jose, CA 95134

Attention: Navneet Govil, Vice President and Treasurer

Telephone: 408-457-2655

E-mail: navneet.govil@sunpowercorp.com

With a copy to:

SunPower Corporation

1414 Harbour Way South

Richmond, CA 94804

Attention: General Counsel

Telephone: 510-540-0550

Facsimile: 510-540-0552

With a copy (which shall not constitute notice) to:

Jones Day

1755 Embarcadero Road

Palo Alto, CA 94303

Facsimile No.: (650) 739-3900

Telephone No.: (650) 739-3999

Attn: R. Todd Johnson

(a) if to TED:

Total Energie Développement, SAS

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Attention: Arnaud Chaperon, President

Facsimile: +33 1 47 44 27 90

with copies (which shall not constitute notice) to:

Total S.A.

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Attention: Stephen Douglas, General Counsel,

Gas & Power Division

Facsimile: +33 1 47 44 38 07

with copies (which shall not constitute notice) to:

Salans

5, boulevard Malesherbes

75008 Paris

France

Attention: John R. Flanigan

Telephone No.: +33 1 42 68 48 00

Facsimile: +33 1 42 68 49 75

(b) if to Seller:

Total Gas & Power USA, SAS

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Attention: Arnaud Chaperon, President

Facsimile: +33 1 47 44 27 90

with copies (which shall not constitute notice) to:

Total S.A.

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Attention: Stephen Douglas, General Counsel,

Gas & Power Division

Facsimile: +33 1 47 44 38 07

with copies (which shall not constitute notice) to:

Salans

5, boulevard Malesherbes

75008 Paris

France

Attention: John R. Flanigan

Telephone No.: +33 1 42 68 48 00

Facsimile: +33 1 42 68 49 75

Section 8.4 Severability.

If any term or provision of this Agreement or the application of any such term or provision to any Person or circumstance is held by final judgment of a court of competent jurisdiction or arbiter to be invalid, illegal or unenforceable in any situation in any jurisdiction, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect. If the final judgment of such court or arbitrator declares that any term or provision hereof is invalid, void or unenforceable, the parties agree to, replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the original intention of the invalid, illegal or unenforceable term or provision.

Section 8.5 Entire Agreement.

This Agreement, the Confidentiality Agreement, the Related Agreements and the documents, instruments and other agreements specifically referred to herein or therein or delivered pursuant hereto or thereto, including all exhibits and schedules hereto and thereto, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements, term sheets, letters of interest, correspondence (including e-mail) and undertakings, both written and oral, between Seller, on the one hand, and Purchaser, on the other hand, with respect to the subject matter hereof, being specified that the Confidentiality Agreement, which will continue in full force and effect, and will survive any termination of this Agreement, in accordance with its terms.

Section 8.6 Assignment.

Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned by any party to this Agreement by operation of Law or otherwise without the prior written consent of the other parties to this Agreement and any attempt to do so will be void. Notwithstanding the foregoing, Purchaser may assign all of its rights, interests and obligations under this Agreement (1) before, to any of its Affiliates as long as any such Affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained in this Agreement, but no such assignment will relieve Purchaser of its obligations under this Agreement if such assignee does not perform such obligations and (2) after the Closing, in the event that Purchaser transfers all its shares in the Company to any Affiliates, as long as such Affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained in this Agreement, but no such assignment or delegation will relieve Purchaser of its obligations under this Agreement if such assignee does not perform such obligations, and provided that such assignment is notified in writing to Seller.

Section 8.7 No Third-Party Beneficiaries.

Except as provided in Article VII, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.8 Governing Law.

This Agreement will be governed by, and construed in accordance with, the Laws of France, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

Section 8.9 Dispute Resolution and Venue.

In the event of any dispute arising out of or in connection with or relating to this Agreement, the parties agree to submit the matter to settlement proceedings under the International Chamber of Commerce ADR Rules. If the dispute has not been settled pursuant to the said Rules within 45 days following the filing of a Request for ADR or within such other period as the parties may agree in writing, such dispute shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules. The place of any mediation or arbitration shall be Geneva, Switzerland. The language in which any mediation or arbitration proceedings shall be conducted shall be English. The Parties undertake to keep strictly confidential the contents of any mediation and arbitral proceedings.

Section 8.10 Number of originals.

This Agreement shall be executed in three or more originals, one for each party. In the event that any signature is delivered by facsimile transmission or email attachment, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or email-attached signature page were an original thereof.

[Signature page follows]

IN WITNESS WHEREOF, Purchaser and Seller have caused this Agreement to be executed by their respective officers thereunto duly authorized, in each case as of the date first written above.

SunPower Corporation

By:	/s/ Thomas H. Werner
	Name:	Thomas H. Werner
	Title:	Chief Executive Officer

Total Gas & Power USA, SAS

By:	/s/ Arnaud Chaperon
	Name:	Arnaud Chaperon
	Title:	President

Total Energie Développement SAS

By:	/s/ Arnaud Chaperon
	Name:	Arnaud Chaperon
	Title:	President

{Signature Page to Stock Purchase Agreement}

Exhibit A

Closing Deliveries

I.	Purchaser’s deliveries to Seller:

1.	a certificate, dated as of the Closing Date, executed on behalf of Purchaser by a duly authorized officer of Purchaser to the effect that each of the conditions set forth in Section 5.2(a) have been satisfied, and attaching certified copies of the minutes of Purchaser’s Board and any other corporate approvals necessary for Purchaser to consummate the Transactions hereunder or as reasonably requested by Seller;

2.	duly signed and completed tax form Cerfa n°2759 relating to the transfer of the Shares by Seller to Purchaser;

3.	a wire transfer instruction confirmed by Purchaser’s bank of the entire amount of the Purchase Price (in immediately available funds with the Closing Date as the value date) to the account referred to in Section 1.1.

4.	a legal opinion from Purchaser’s counsel in respect of the power and authority of Purchaser to enter into this Agreement, due authorization and that the Agreement shall be a valid and binding obligation.

II.	Seller’s deliveries to Purchaser:

1.	a certificate, dated as of the Closing Date, executed on behalf of Seller by a duly authorized officer of Seller to the effect that each of the conditions set forth in clauses (a) and (c) of Section 5.3 have been satisfied, and attaching certified copies of the minutes of Seller’s Board and any other corporate approvals necessary for Seller to consummate the Transactions hereunder or as reasonably requested by Purchaser;

2.	a copy certified as true by the legal representative of the Company, dated as of the Closing Date, of the articles (statuts) of the Company;

3.	an original extract of company information from the Commerce Registry (k-bis) and an original statement of liens (état des privilèges et nantissements) of the Company, dated as of a date no earlier than 30 Business Days before Closing;

4.	duly signed and completed stock transfer forms (ordres de mouvement) in favor of Purchaser sufficient to convey good and marketable title to all of the Shares corresponding to the totality of the Company Capital Stock;

5.	duly signed and completed above mentioned tax form Cerfa n°2759 relating to the transfer of the Shares by Seller to Purchaser;

6.	all documents evidencing the termination of agreements reasonably requested by Purchaser to be terminated on the Closing Date

7.	the updated stock transfer register (registre de mouvements de titres), the stockholders’ share accounts (comptes d’actionnaires) reflecting the purchase by Purchaser of all of the Shares corresponding to the totality of the Company Capital Stock;

8.	consent to assignment of or giving of notice to any Person whose consent to assignment, as the case may be, may be required, or to whom notice may be required to be given, in connection with the Transactions under contracts listed or described on Section 2.18 of the Disclosure Schedule;

9.	a FIRPTA Notification Letter addressed to Purchaser, dated as of the Closing Date and duly executed by the Company and satisfying each of the requirements of Treasury Regulations Section 1.897-2(h) and stating that the Company has never been a United States Real Property Holding Corporation as defined in Section 897(c)(2) of the Code and that no interest in the Company is a United States Real Property Interest as defined in Section 897(c)(1) of the Code

A-1

10.	a notice to the IRS, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), dated as of the Closing Date, executed by the Company, together with written authorization for the Company to deliver such notice form to the IRS after the Closing Date;

11.	a legal opinion from Seller’s counsel in respect of the power and authority of Seller to enter into this Agreement, due authorization and that the Agreement shall be a valid and binding obligation;

12.	letters of resignation, in a form acceptable to Purchaser, effective immediately before the Closing, duly executed by each of the directors and officers of the Company and each of its Subsidiaries which Purchaser may request prior to the Closing Date.

A-2